Exhibit 99.01

THE COMPANY

Citigroup Inc. (Citigroup and, together with its subsidiaries, the Company) is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers with more than 200 million customer accounts doing business in more than 100 countries.  Citigroup was incorporated in 1988 under the laws of the State of Delaware.

The Company’s activities are conducted through the Global Consumer, Corporate and Investment Banking (CIB) (formerly Global Corporate and Investment Bank), Global Wealth Management, Asset Management and Alternative Investments (formerly Proprietary Investment Activities) business segments.

The Company has completed certain strategic business acquisitions during the past three years, details of which can be found in Note 2 to the Consolidated Financial Statements.

The Company is a bank holding company within the meaning of the U.S. Bank Holding Company Act of 1956 registered with, and subject to examination by, the Board of Governors of the Federal Reserve System (FRB).  Certain of the Company’s subsidiaries are subject to supervision and examination by their respective federal and state authorities.

At December 31, 2004, the Company had approximately 141,000 full-time and 7,000 part-time employees in the United States and approximately 146,000 full-time employees outside the United States.

The periodic reports of Citicorp, Citigroup Global Markets Holdings Inc., The Student Loan Corporation (STU), The Travelers Insurance Company (TIC) and Travelers Life and Annuity Company (TLAC), subsidiaries of the Company that make filings pursuant to the Securities Exchange Act of 1934, as amended (the Exchange Act), provide additional business and financial information concerning those companies and their consolidated subsidiaries.

The principal executive offices of the Company are located at 399 Park Avenue, New York, New York 10043, telephone number 212 559 1000.  Additional information about Citigroup is available on the Company’s Web site at www.citigroup.com.  Citigroup’s annual report on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, and all amendments to these reports, are available free of charge through the Company’s Web site by clicking on the “Investor Relations” page and selecting “SEC Filings.”  The Securities and Exchange Commission (SEC) Web site contains reports, proxy and information statements, and other information regarding the Company at www.sec.gov.

GLOBAL CONSUMER

Global Consumer delivers a wide array of banking, lending, insurance and investment services through a network of local branches, offices, and electronic delivery systems, including ATMs, Automated Lending Machines (ALMs), the Internet, and the Primerica Financial Services (Primerica) sales force.  The Global Consumer businesses serve individual consumers as well as small businesses.  Global Consumer includes Cards, Consumer Finance, Retail Banking and Other Consumer.

Cards provides MasterCard, VISA, Diner’s Club and private label credit and charge cards.  North America Cards includes the operations of Citi Cards, the Company’s primary brand in North America, and Mexico Cards.  International Cards provides credit and charge cards to customers in Europe, the Middle East and Africa (EMEA), Japan, Asia and Latin America.

Consumer Finance provides community-based lending services through branch networks, regional sales offices and cross-selling initiatives with other Citigroup businesses. The business of CitiFinancial is included in North America Consumer Finance.  As of December 31, 2004, North America Consumer Finance maintained 2,642 offices, including 2,452 in the U.S., Canada, and Puerto Rico, and 190 offices in Mexico, while International Consumer Finance maintained 1,481 sales points, including 405 branches and 512 ALMs in Japan.  Consumer Finance offers real-estate-secured loans, unsecured and partially secured personal loans, auto loans and loans to finance consumer-goods purchases.  In addition, CitiFinancial, through certain subsidiaries and third parties, makes available various credit-related and other insurance products to its U.S. customers.

Retail Banking provides banking, lending, investment and insurance services to customers through retail branches, electronic delivery systems, and the Primerica sales force. In North America, Retail Banking includes the operations of Retail Distribution, the Commercial Business, Prime Home Finance, Student Loans, Primerica, and Mexico Retail Banking.  Retail Distribution delivers banking, lending, investment and insurance services through 775 branches in the U.S. and Puerto Rico and through Citibank Online, an Internet bank.  The Commercial Business provides equipment leasing and financing, and banking services to small- and middle-market businesses.  The Prime Home Finance business originates and services mortgages for customers across the U.S.  The Student Loan business is comprised of the origination and servicing of student loans in the U.S.  The business operations of Primerica involve the sale, mainly in North America, of life insurance and other products manufactured by its affiliates, including Smith Barney mutual funds, CitiFinancial mortgages and personal loans and the products of our Life Insurance and Annuities business (currently reflected as a discontinued operation).  The Primerica sales force is composed of more than 100,000 independent representatives. Mexico Retail Banking consists of the branch banking operations of Banamex, which maintains 1,349 branches, and the Banamex insurance operations formerly reported in the Life Insurance and Annuities business.  International Retail Banking consists of 1,129 branches and provides full-service banking, investment and insurance services in EMEA, Japan, Asia, and Latin America.  In addition to North America, the Commercial Business consists of the suite of products and services offered to small- and middle-market businesses in the international regions.

CORPORATE AND INVESTMENT BANKING

Corporate and Investment Banking (CIB) provides corporations, governments, institutions and investors in approximately 100 countries with a broad range of financial products and services.  CIB includes Capital Markets and Banking, Transaction Services and Other Corporate.

Capital Markets and Banking offers a wide array of investment and commercial banking services and products, including investment banking, debt and equity trading, institutional brokerage, advisory services, foreign exchange, structured products, derivatives, and lending.

Transaction Services is comprised of Cash Management, Trade Services and Global Securities Services (GSS).  Cash Management and Trade Services provide comprehensive cash management and trade finance for corporations and financial institutions worldwide.  GSS provides custody and fund services to investors such as insurance companies and pension funds, clearing services to intermediaries such as broker/dealers and depository and agency/trust services to multinational corporations and governments globally.

GLOBAL WEALTH MANAGEMENT

Global Wealth Management is comprised of the Smith Barney Private Client and Global Equity Research businesses and the Citigroup Private Bank.  Through its Smith Barney network of Financial Consultants and Private Bank offices, Global Wealth Management is one of the leading providers of wealth management services to high-net-worth and affluent clients in the world.

Smith Barney provides investment advice, financial planning and brokerage services to affluent individuals, small and mid-size companies, non-profits and large corporations through a network of more than 12,000 Financial Consultants in more than 500 offices primarily in the U.S.  In addition, Smith Barney provides independent client-focused research to individuals and institutions around the world.

A significant portion of Smith Barney’s revenue is generated from fees earned by managing client assets as well as commissions earned as a broker for its clients in the purchase and sale of securities. Additionally, Smith Barney generates net interest revenue by financing customers’ securities transactions and other borrowing needs through security-based lending.  Smith Barney also receives commissions and other sales and service revenues through the sale of proprietary and third-party mutual funds. As part of Smith Barney, Global Equity Research produces equity research to serve both institutional and individual investor clients.  The majority of expenses for Global Equity Research are allocated to the Global Equities business within CIB and Smith Barney businesses.

Private Bank provides personalized wealth management services for high-net-worth clients in 33 countries and territories. With a global network of Private Bankers and Product Specialists, Private Bank leverages its extensive experience with clients’ needs and its access to Citigroup to provide clients with comprehensive investment management, investment finance and banking services. Investment management services include investment funds management and capital markets solutions, as well as trust, fiduciary and custody services. Investment finance provides standard and tailored credit services including real estate financing, commitments and letters of credit, while Banking includes services for deposit, checking and savings accounts, as well as cash management and other traditional banking services.

ASSET MANAGEMENT

Asset Management includes Citigroup Asset Management, the Banamex asset management and retirement services businesses and Citigroup’s other retirement services businesses in North America and Latin America.  These businesses offer institutional, high-net-worth and retail clients a broad range of investment alternatives from investment centers located around the world.  Products and services offered include mutual funds, closed-end funds, separately managed accounts, unit investment trusts, alternative investments (including hedge funds, private equity and credit structures), variable annuities through affiliated and third-party insurance companies, and pension administration services.

ALTERNATIVE INVESTMENTS

Alternative Investments manages third-party investments in the alternatives space (through the Citigroup Alternative Investments (CAI) business) along with Citigroup’s proprietary investments in these products.  CAI’s expansive product offering includes investments in private equity, hedge funds, managed futures, real estate, and fixed income alternatives.

The proprietary portfolio is comprised primarily of private equity investments made globally on a direct and indirect basis in a variety of industries. The proprietary portfolio also includes shares of St. Paul Travelers Companies. The growing client portfolio primarily consists of hedge funds and a variety of leveraged fixed income products.

CORPORATE/OTHER

Corporate/Other includes net treasury results, corporate expenses, certain intersegment eliminations, the results of discontinued operations, the cumulative effect of accounting change and taxes not allocated to the individual businesses.

Citigroup Inc. and Subsidiaries

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

In millions of dollars, except per share amounts	2004		2003		2002		2001		2000
Revenues, net of interest expense (1)	$81,018		$72,845		$67,585		$62,959		$59,546
Operating expenses	50,962		38,388		36,839		36,076		35,295
Benefits, claims, and credit losses (1)	7,117		8,924		10,972		7,666		6,083
Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	22,939		25,533		19,774		19,217		18,168
Income taxes	6,567		7,974		6,769		6,776		6,646
Minority interest, after-tax	227		285		91		87		39
Income from continuing operations	16,145		17,274		12,914		12,354		11,483
Income from discontinued operations (2)	901		579		2,409		1,930		2,036
Cumulative effect of accounting changes (3)	—		—		(47)		(158)		—
Net Income	$17,046		$17,853		$15,276		$14,126		$13,519
Earnings per share (4)
Basic earnings per share:
Income from continuing operations	$3.15		$3.38		$2.53		$2.43		$2.28
Net income	3.32		3.49		2.99		2.79		2.69
Diluted earnings per share:
Income from continuing operations	3.09		3.31		2.48		2.38		2.22
Net income	3.26		3.42		2.94		2.72		2.62
Dividends declared per common share (4)	$1.60		$1.10		$0.70		$0.60		$0.52
At December 31
Total assets	$1,484,101		$1,264,032		$1,097,590		$1,051,850		$902,610
Total deposits	562,081		474,015		430,895		374,525		300,586
Long-term debt	207,910		162,702		126,927		121,631		111,778
Mandatorily redeemable securities of subsidiary trusts (5)	6,209		6,057		6,152		7,125		4,920
Common stockholders’ equity	108,166		96,889		85,318		79,722		64,461
Total stockholders’ equity	109,291		98,014		86,718		81,247		66,206
Ratio of earnings to fixed charges and preferred stock dividends	2.01	x	2.43	x	1.90	x	1.59	x	1.49	x
Return on average common stockholders’ equity (6)	17.0%		19.8%		18.6%		19.7%		22.4%
Return on risk capital (7)	34%		39%
Return on invested capital (7)	17%		20%
Common stockholders’ equity to assets	7.29%		7.67%		7.77%		7.58%		7.14%
Total stockholders’ equity to assets	7.36%		7.75%		7.90%		7.72%		7.33%

(1)          Revenues, net of interest expense, and benefits, claims, and credit losses, in the table above are disclosed on an owned basis (under Generally Accepted Accounting Principles (GAAP)).  If this table were prepared on a managed basis, which includes certain effects of securitization activities, including receivables held for securitization and receivables sold with servicing retained, there would be no impact to net income, but revenues, net of interest expense, and benefits, claims, and credit losses, would each have been increased by $5.079 billion, $4.750 billion, $4.123 billion, $3.568 billion and $2.459 billion in 2004, 2003, 2002, 2001 and 2000, respectively.  Although a managed basis presentation is not in conformity with GAAP, management believes it provides a representation of performance and key indicators of the credit card business that is consistent with the way management reviews operating performance and allocates resources.  Furthermore, investors utilize information about the credit quality of the entire managed portfolio as the results of both the held and securitized portfolios impact the overall performance of the Cards business.  See the discussion of the Cards business on page 7.

(2)          Discontinued operations for 2000 to 2004 include the operations described in the Company’s January 31, 2005 announced agreement for the sale of Citigroup’s Travelers Life & Annuity, substantially all of Citigroup’s international insurance business and Citigroup’s Argentine pension business to Met Life, Inc.  The transaction is subject to certain domestic and international regulatory approvals, as well as other customary conditions to closing, and is expected to close during the 2005 third quarter.  On August 20, 2002, Citigroup completed the distribution to its stockholders of a majority portion of its remaining ownership interest in Travelers Property Casualty Corp. (TPC).  Following the distribution, Citigroup began accounting for TPC as discontinued operations.  As such, 2000 to 2002 also reflect TPC as a discontinued  operation.  See Note 3 to the Consolidated Financial Statements.

(3)          Accounting changes of ($47) million in 2002 resulted from the adoption of the remaining provisions of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” (SFAS 142).  Accounting changes of ($42) million and ($116) million in 2001 resulted from the adoption of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), and the adoption of Emerging Issues Task Force (EITF) Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (EITF 99-20), respectively.

(4)          All amounts have been adjusted to reflect stock splits.

(5)          During 2004, the Company deconsolidated the subsidiary issuer trusts in accordance with FIN 46-R.  For regulatory capital purposes these trust securities remain a component of Tier 1 Capital.

(6)          The return on average common stockholders’ equity is calculated using net income after deducting preferred stock dividends.

(7)          Risk capital is defined as the amount of capital required to absorb potential unexpected economic losses resulting from extremely severe events over a one-year time period.  Return on risk capital is calculated as net income divided by average risk capital.  Invested capital is defined as risk capital plus Goodwill and Intangible assets excluding Mortgage Servicing Rights, which are a component of risk capital.  Return on invested capital is calculated using income adjusted to exclude a net internal charge Citigroup levies on the goodwill and intangible assets of each business offset by each business’s share of the rebate of the goodwill and intangible asset charge.  Return on risk capital and return on invested capital are non-GAAP performance measures.  Management uses return on risk capital to assess businesses’ operating performance and to allocate Citigroup’s balance sheet and risk capital capacity.  Return on invested capital is used to assess returns on potential acquisitions and to compare long-term performance of businesses with differing proportions of organic and acquired growth.

BUSINESS FOCUS

The following tables show the net income (loss) for Citigroup’s businesses both on a product view and on a regional view:

Citigroup Net Income – Product View

In millions of dollars	2004 (1)	2003 (1)	2002 (1)

Global Consumer

Cards	$4,700	$3,590	$3,043
Consumer Finance	2,388	1,979	2,258
Retail Banking	4,684	4,100	2,928
Other (2)	95	(124)	(154)
Total Global Consumer	11,867	9,545	8,075

Corporate and Investment Banking

Capital Markets and Banking	5,395	4,642	3,995
Transaction Services	1,041	745	569
Other (3) (4)	(4,398)	(16)	(1,392)
Total Corporate and Investment Banking	2,038	5,371	3,172

Global Wealth Management

Smith Barney	881	792	821
Private Bank (5)	318	551	461
Total Global Wealth Management	1,199	1,343	1,282

Asset Management	258	393	374

Alternative Investments	743	366	(50)

Corporate/Other	40	256	61

Income from Continuing Operations	16,145	17,274	12,914
Income from Discontinued Operations (6)	901	579	2,409
Cumulative Effect of Accounting Change (7)	—	—	(47)

Total Net Income	$17,046	$17,853	$15,276

(1)          Reclassified to conform to the current presentation.  See Note 4 to the Consolidated Financial Statements for assets by segment.

(2)          2004 includes a $378 million after-tax gain related to the sale of Samba.

(3)          2002 includes a $1.3 billion after-tax charge related to the establishment of reserves for regulatory settlements and related civil litigation.

(4)          2004 includes a $378 million after-tax gain related to the sale of Samba and a $4.95 billion after-tax charge related to the WorldCom and Litigation Reserve Charge.

(5)          2004 includes a $244 million after-tax charge related to the exit plan implementation for the Company’s Private Bank operations in Japan.

(6)          See Note 3 to the Consolidated Financial Statements.

(7)          Accounting change in 2002 of ($47) million includes the adoption of the remaining provisions of SFAS 142.  See Note 1 to the Consolidated Financial Statements.

Citigroup Net Income – Regional View

In millions of dollars	2004 (1)	2003 (1)	2002 (1)

North America (excluding Mexico) (2)
Consumer	$7,726	$6,605	$5,478
Corporate (3) (4)	(2,190)	2,542	1,011
Wealth Management	1,169	1,073	1,071
Asset Management	104	240	272
Total North America	6,809	10,460	7,832

Mexico
Consumer	883	678	367
Corporate	659	407	423
Wealth Management	52	41	20
Asset Management	99	108	80
Total Mexico	1,693	1,234	890

Europe, Middle East and Africa (EMEA)
Consumer (5)	1,183	684	655
Corporate (5)	1,132	919	755
Wealth Management	15	(16)	8
Asset Management	(2)	8	2
Total EMEA	2,328	1,595	1,420

Japan
Consumer	616	583	1,031
Corporate	334	162	124
Wealth Management (6)	(205)	83	60
Asset Management	9	5	(1)
Total Japan	754	833	1,214

Asia (excluding Japan)
Consumer	1,187	811	690
Corporate	1,290	775	728
Wealth Management	125	118	92
Asset Management	8	5	—
Total Asia	2,610	1,709	1,510

Latin America
Consumer	272	184	(146)
Corporate	813	566	131
Wealth Management	43	44	31
Asset Management	40	27	21
Total Latin America	1,168	821	37

Alternative Investments	743	366	(50)

Corporate /Other	40	256	61

Income from Continuing Operations	16,145	17,274	12,914
Income from Discontinued Operations (7)	901	579	2,409
Cumulative Effect of Accounting Change (8)	—	—	(47)

Total Net Income	$17,046	$17,853	$15,276

(1)          Reclassified to conform to the current presentation.

(2)          Excludes Alternative Investments and Corporate/Other which are predominately related to North America.

(3)          2004 includes a $4.95 billion after-tax charge related to the WorldCom and Litigation Reserve Charge.

(4)          2002 includes a $1.3 billion after-tax charge related to the establishment of reserves for regulatory settlements and related civil litigation.

(5)          2004 includes a $756 million after-tax gain ($378 million in Consumer and $378 million in Corporate) related to the sale of Samba.

(6)          2004 includes a $244 million after-tax charge related to the exit plan implementation for the Company’s Private Bank operations in Japan.

(7)          See Note 3 to the Consolidated Financial Statements.

(8)          See Note 1 to the Consolidated Financial Statements.

Selected Revenue and Expense Items

Revenues

Net interest revenue was $41.7 billion in 2004, up $4.3 billion or 12% from 2003, which was up $2.2 billion or 6% from 2002, reflecting the positive impact of a changing rate environment, business volume growth in most markets through organic growth combined with the impact of acquisitions during the year.

Total commissions, asset management and administration fees, and other fee revenues of $22.8 billion were up $1.4 billion or 7% in 2004, primarily reflecting improved global equity markets, higher transactional volume and continued strong investment banking results.  Insurance premiums of $2.7 billion in 2004 were up 11% from year-ago levels and down $149 million in 2003 compared to 2002.  The 2004 increase primarily represents higher business volumes compared to the prior year.

Principal transactions revenues of $3.7 billion decreased $1.2 billion or 24% from 2003, primarily reflecting decreases in Global Fixed Income related to fluctuation of interest rates and positioning and lower volatility in the market, partially offset by fluctuating foreign exchange rates.  Realized gains/(losses) from sales of investments of $835 million in 2004 were up $306 million from 2003, which was up $651 million from 2002.  The increase from 2003 is attributable to the absence of prior-year losses related to the write-down of Argentina government promissory notes and gains in Treasury and Fixed Income Management Account Portfolios.  Other revenue of $9.2 billion in 2004 increased $3.0 billion from 2003, which was up $591 million from 2002.  The 2004 increase primarily reflected the $1.2 billion gain on the sale of Samba, increased securitization gains and activities and improved investment results.  The 2003 increase includes improved securitization gains and activities and stronger Private Equity results.

Operating Expenses

Operating expenses grew $12.6 billion or 33% to $51.0 billion in 2004, and increased $1.5 billion or 4% from 2002 to 2003.   Expense growth during 2004 was primarily related to the $7.9 billion pretax reserve for the WorldCom and Litigation Reserve Charge taken in the second quarter of 2004 and the $400 million Private Bank Japan Exit Plan Charge.  Other increased expenses included investments made relating to the acquisitions of Sears, KorAm, WMF and Principal Residential Mortgage during the year, increased incentive compensation due to increased revenue, increased marketing and advertising expenses and higher pension and insurance expenses.  The increase in 2003 included investments made relating to acquisitions during the year, increased spending on sales force, marketing and advertising and new business initiatives to support organic growth, higher pension and insurance costs, the cost of expensing options and higher deferred acquisition costs.

Benefits, Claims, and Credit Losses

Benefits, claims, and credit losses were $7.1 billion, $8.9 billion and $11.0 billion in 2004, 2003 and 2002, respectively.  The 2004 charge was down $1.8 billion from 2003, which was down $2.0 billion from 2002.  Policyholder benefits and claims in 2004 increased $6 million from 2003.  The 2003 charge was down $99 million from 2002.  The provision for credit losses decreased $1.8 billion or 23% from 2003 to $6.2 billion in 2004, reflecting continued improvement in credit quality in both consumer and corporate businesses, partially offset by the impact of acquisitions.  There was a $1.9 billion decrease from 2003 to 2002 due to the improvement in the global credit environment.

Global Consumer provisions for benefits, claims, and credit losses of $8.1 billion in 2004 were down $85 million or 1% from 2003, reflecting decreases in Retail Banking and Consumer Finance, partially offset by increases in Cards.  Total net credit losses (excluding Commercial Business) were $8.257  billion and the related loss ratio was 2.31% in 2004, as compared to $7.093 billion and 2.38% in 2003 and $6.740 billion and 2.67% in 2002.  The consumer loan delinquency ratio (90 days or more past due) decreased to 2.02% at December 31, 2004 from 2.42% at December 31, 2003 and 2.40% at December 31, 2002.

The CIB provision for credit losses in 2004 decreased $1.7 billion from 2003, which decreased $1.5 billion from 2002.  The decrease reflects this year’s continually improving credit environment.

Corporate cash-basis loans at December 31, 2004, 2003 and 2002 were $1.906 billion, $3.419 billion, and $3.995 billion, respectively.  The decrease in cash-basis loans from 2003 reflects improved credit quality, write-offs against previously established reserves, as well as repayments.  Corporate cash-basis loans at December 31, 2003 decreased $0.6 billion from December 31, 2002 primarily due to the improving credit environment.

Income Taxes

The Company’s effective tax rate of 28.6% in 2004 decreased 260 basis points from 2003, and included a $234 million benefit for the release of a valuation allowance relating to the utilization of foreign tax credits, the releases of  $150 million and $147 million due to the closing of tax audits and a $47 million tax benefit due to an IRS tax ruling relating to Argentina.  The 2004 effective tax rate was also reduced from 2003 because of the impact of indefinitely invested international earnings and other items on the lower level of pretax earnings due to the impact of the WorldCom and Litigation Reserve Charge.  The Company’s effective tax rate was 31.2% in 2003 and 34.2% in 2002.  See Note 18 to the Consolidated Financial Statements.

The net income line in the following business segment and operating unit discussions excludes the cumulative effect of accounting change and income from discontinued operations.  The cumulative effect of accounting change and income from discontinued operations is disclosed within the Corporate/Other business segment.  See Notes 1 and 4 to the Consolidated Financial Statements.

Certain amounts in prior years have been reclassified to conform to the current year’s presentation.

GLOBAL CONSUMER

In millions of dollars	2004	2003	2002
Revenues, net of interest expense	$47,594	$41,248	$37,989
Operating expenses	22,005	18,910	16,816
Provisions for benefits, claims, and credit losses	8,097	8,182	8,682
Income before taxes and minority interest	17,492	14,156	12,491
Income taxes	5,566	4,560	4,376
Minority interest, after-tax	59	51	40
Net income	$11,867	$9,545	$8,075

Average risk capital (1)	$22,558	$20,812
Return on risk capital (1)	53%	46%
Return on invested capital (1)	22%	19%

(1)          See Footnote (7) to the table on page 3.

Global Consumer reported net income of $11.867 billion in 2004, up $2.322 billion or 24% from 2003, driven by double-digit growth across all products and a $378 million after-tax gain on the sale of Samba.  Cards net income increased $1.110 billion or 31% in 2004 mainly reflecting improved credit costs, including the impact of credit reserve releases, the addition of the Sears, Home Depot and KorAm portfolios, growth in international receivables, and the benefit of certain one-time tax credits.  Retail Banking net income increased $584 million or 14% in 2004 primarily due to the impact of improved credit costs, including the impact of credit reserve releases, led by the Commercial Business in North America, and strong international growth led by Asia.  Consumer Finance net income increased $409 million or 21% in 2004 primarily due to a higher net interest margin in North America, lower credit costs, the impact of the Washington Mutual Finance (WMF) acquisition, and growth in Latin America and Asia, partially offset by weakness in Japan and EMEA.

Net income in 2003 increased $1.470 billion or 18% from 2002, reflecting double-digit growth in Retail Banking and Cards that was primarily driven by the impact of acquisitions and strong growth in North America including Mexico, Asia and Latin America, and was partially offset by declines in Japan, driven by continued weakness in Consumer Finance.

On July 1, 2004, Citigroup acquired Principal Residential Mortgage, Inc. (PRMI), a servicing portfolio of $115 billion.  In the 2004 second quarter, Citigroup completed the acquisition of KorAm, which added $10.0 billion in deposits and $12.6 billion in loans, with $11.5 billion in Retail Banking and $1.1 billion in Cards at June 30, 2004.  In January 2004, Citigroup completed the acquisition of WMF, which added $3.8 billion in average loans and 427 loan offices.  In November 2003, Citigroup completed the acquisition of Sears, which added $15.4 billion of private-label card receivables, $13.2 billion of bankcard receivables and 32 million accounts.  In July 2003, Citigroup completed the acquisition of the Home Depot portfolio, which added $6 billion in receivables and 12 million accounts.  In July 2003, Citigroup also acquired the remaining stake in Diners Club Europe, adding one million accounts and $0.6 billion of receivables.  In November 2002, Citigroup completed the acquisition of GSB, which added $25 billion in deposits and $35 billion in loans, including $33 billion in Retail Banking and $2 billion in Consumer Finance.  In February and May 2002, CitiFinancial Japan acquired the consumer finance businesses of Taihei Co., Ltd. (Taihei) and Marufuku Co., Ltd. (Marufuku), adding $1.1 billion in loans.  These business acquisitions were accounted for as purchases; therefore, their results are included in the Global Consumer results from the dates of acquisition.

Global Consumer has divested several non-strategic businesses and portfolios as opportunities to exit became available. Certain divestitures include Global Consumer’s share of Citigroup’s 20% equity investment in Samba and a $900 million vendor finance leasing business in Europe in 2004, the sales of the $1.2 billion Fleet Services portfolio in the North American Commercial Business and of $1.7 billion of credit card portfolios in 2003, and the 2002 sale of the $2.0 billion mortgage portfolio in Japan Retail Banking.

The table below shows net income by region for Global Consumer:

Global Consumer Net Income – Regional View

In millions of dollars	2004	2003	2002
North America (excluding Mexico)	$7,726	$6,605	$5,478
Mexico	883	678	367
EMEA	1,183	684	655
Japan	616	583	1,031
Asia (excluding Japan)	1,187	811	690
Latin America	272	184	(146)
Net income	$11,867	$9,545	$8,075

The increase in Global Consumer net income in 2004 reflected growth in all regions.  North America (excluding Mexico) net income grew $1.121 billion or 17%, primarily reflecting the impact of acquisitions and improved credit, including higher credit reserve releases.  Net income in Mexico grew $205 million or 30%, driven by improved customer volumes in Cards and Retail Banking.  Net income in EMEA increased $499 million or 73%, primarily reflecting the $378 million gain on the sale of Samba in Other Consumer and the benefit of foreign currency translation, partially offset by higher credit reserve builds.  Income in Japan increased by $33 million or 6% reflecting a lower provision for credit losses, primarily driven by lower bankruptcies in Consumer Finance, partially offset by the absence of a $94 million prior-year tax reserve release.  Growth in Asia of $376 million or 46% was mainly due to higher investment product sales in Retail Banking, growth in Cards, the impact of credit reserve releases and the addition of KorAm.  The increase in Latin America of $88 million or 48% was mainly due to improvements in all products, with the increase in Retail Banking primarily driven by Argentina, including the absence of prior-year repositioning costs.

CARDS

In millions of dollars	2004	2003	2002
Revenues, net of interest expense	$18,321	$14,610	$13,637
Operating expenses	8,089	6,227	5,535
Provision for credit losses	3,396	2,935	3,410
Income before taxes and minority interest	6,836	5,448	4,692
Income taxes	2,133	1,854	1,647
Minority interest, after-tax	3	4	2
Net income	$4,700	$3,590	$3,043
Average assets (in billions of dollars)	$95	$70	$63
Return on assets	4.95%	5.13%	4.83%

Average risk capital (1)	$5,364	$4,375
Return on risk capital (1)	88%	82%
Return on invested capital (1)	29%	35%

(1)          See Footnote (7) to the table on page 3.

Cards reported net income of $4.700 billion in 2004, up $1.110 billion or 31% from 2003.  North America Cards reported net income of $3.939 billion, up 27% over 2003, reflecting improved credit costs, including the benefit of credit reserve releases, and the impact of the Sears and Home Depot acquisitions.  International Cards income increased by 53% over 2003 to $761 million in 2004, reflecting higher revenues from receivables growth, improved credit costs, including the benefit of credit reserve releases, a lower effective tax rate, including the benefit of certain one-time tax credits, a gain on the sale of Orbitall (Credicard processing company in Brazil) and the addition of KorAm.  Globally, 2003 net income of $3.590 billion was up $547 million or 18% from 2002, reflecting increased spreads, the impact of the Home Depot and Sears acquisitions, improved credit costs in North America, a lower provision for credit losses in Argentina and growth in Asia.

As shown in the following table, average managed loans grew 19% in 2004, reflecting growth of 18% in North America and 26% in International Cards.  In North America, the addition of the Home Depot and Sears portfolios was partially offset by the impact of higher payment rates seen throughout the industry.  The increase in International Cards reflected the benefit of strengthening currencies and growth in both Asia and EMEA, and the addition of KorAm.  Average managed loans grew 8% in 2003, driven by the acquisition of Home Depot and Sears in the 2003 third and fourth quarters, respectively, international growth led by Asia and EMEA, and the benefit of strengthening currencies.  Sales in 2004 were $354.7 billion, up 22% from 2003.  North America sales were up 20% to $301.9 billion in 2004, with the impact of acquisitions and improved purchase sales.  International Cards sales grew 33%, reflecting growth in Asia, Latin America and Japan, the addition of KorAm, and the benefit of strengthening currencies.  In 2003, sales were up 5% from 2002, reflecting the impact of acquisitions and growth in EMEA, Asia and Japan.

In billions of dollars	2004	2003	2002
Sales
North America	$301.9	$251.5	$244.9
International	52.8	39.6	33.4
Total sales	$354.7	$291.1	$278.3

Average managed loans
North America	$139.6	$118.0	$110.2
International	15.7	12.5	10.7
Total average managed loans	$155.3	$130.5	$120.9
Total on-balance sheet average loans	$74.3	$55.9	$49.2

Revenues, net of interest expense, of $18.321 billion in 2004 increased $3.711 billion or 25% from 2003, reflecting growth in North America of $3.128 billion or 26% and in International Cards of $583 million or 22%.  Revenue growth in North America reflected the impact of acquisitions, higher net interest margin and the benefit of increased purchase sales, partially offset by higher payment rates resulting from the overall improved economy, and lower securitization-related gains.  In 2004 and 2003, revenues included net securitization gains of $234 million and $342 million, respectively, with the 2003 gains primarily resulting from changes in estimates related to the timing of revenue recognition on securitized portfolios.  Revenue growth in International Cards reflected growth in all regions and includes the addition of KorAm and Diners Club Europe, the benefit of foreign currency translation, and the gain on the sale of Orbitall.  In 2003, revenues increased $973 million or 7% from 2002, reflecting the impact of acquisitions, net interest margin expansion, increased purchase sales, gains from the sale of non-strategic portfolios, and the benefit of foreign currency translation, partially offset by increased credit losses on securitized receivables, which are recorded as a reduction to other revenue after receivables are securitized.

Operating expenses of $8.089 billion in 2004 were up $1.862 billion or 30% from 2003, reflecting increases in North America of $1.456 billion or 30% and in International Cards of  $406 million or 30%.  Expense increases in North America primarily reflected the full year impact of the Home Depot and Sears acquisitions and increased advertising and marketing expenses.  Expense growth in International Cards reflected increases in all regions and included the impact of the Diners Club Europe and KorAm acquisitions, the net effect of foreign currency translation and increased advertising and marketing expenses.  In 2003, operating expenses were $692 million or 13% higher than 2002, reflecting the impact of acquisitions, foreign currency translation and increased investment spending, including higher advertising and marketing expenditures, costs associated with expansion into Russia and China, and repositioning costs, mainly in EMEA and Latin America.

The provision for credit losses in 2004 was $3.396 billion, compared to $2.935 billion in 2003 and $3.410 billion in 2002.  The increase in the provision for credit losses in 2004 reflects the full year impact of acquisitions and increased presence in the private label card market in North America, partially offset by lower net credit losses and higher credit reserve releases of $735 million, resulting from an improved credit environment, as well as the impact of increased levels of securitized receivables.  The decrease in the provision for credit losses in 2003 was mainly due to an increase in the level of securitized receivables combined with credit improvements in North America and Latin America, including a $44 million reduction in the allowance for credit losses in Argentina due to improvement in credit experience and lower portfolio volumes.  The decline in 2003 was partially offset by the impact of acquisitions.  In 2002, the provision for credit losses included a $206 million addition to the allowance for credit losses established in accordance with the implementation of FFIEC guidance related to past-due interest and late fees on the on-balance sheet credit card receivables in Citi Cards and a $109 million net provision for credit losses resulting from deteriorating credit in Argentina.

The securitization of credit card receivables is limited to the Citi Cards business within North America.  At December 31, 2004, securitized credit card receivables were $85.3 billion compared to $76.1 billion at December 31, 2003 and $67.1 billion at December 31, 2002.  There were $2.5 billion in credit card receivables held-for-sale at December 31, 2004, compared to zero credit card receivables held-for-sale at December 31, 2003, and $6.5 billion at December 31, 2002.

Securitization changes Citigroup’s role from that of a lender to that of a loan servicer, as receivables are removed from the balance sheet but continue to be serviced by Citigroup.  As a result, securitization affects the amount of revenue and the manner in which revenue and the provision for credit losses are recorded with respect to securitized receivables.

A gain is recorded at the time receivables are securitized, representing the difference between the carrying value of the receivables removed from the balance sheet and the fair value of the proceeds received and interests retained.  Interests retained from securitization transactions include interest-only strips, which represent the present value of estimated excess cash flows associated with securitized receivables (including estimated credit losses).  Collections of these excess cash flows are recorded as commissions and fees revenue (for servicing fees) or other revenue.  For loans not securitized these excess cash flows would otherwise be reported as gross amounts of net interest revenue, commissions and fees revenue and credit losses.

In addition to interest-only strip assets, Citigroup may retain one or more tranches of certificates issued in securitization transactions, provide escrow cash accounts or subordinate certain principal receivables to collateralize the securitization interests sold to third parties.  However, Citigroup’s exposure to credit losses on securitized receivables is limited to the amount of the interests retained and collateral provided.

Including securitized receivables and receivables held-for-sale, managed net credit losses were $9.219 billion in 2004 with a related loss ratio of 5.94% compared to $7.694 billion and 5.90% in 2003 and $7.169 billion and 5.93% in 2002. The increase in the ratio from the prior year was primarily driven by the impact of acquisitions and the related expansion of the private label portfolio, partially offset by the continued improvement in the credit environments in both the North America and international markets that began in 2003.  The decline in the ratio in 2003 compared to 2002 was primarily driven by improvements in North America and the international markets, particularly in Hong Kong, Taiwan and Argentina, partially offset by the addition of the Sears portfolio.  Loans delinquent 90 days or more were $2.944 billion or 1.78% at December 31, 2004, compared with $3.392 billion or 2.14% at December 31, 2003 and $2.397 billion or 1.84% at December 31, 2002.  The decrease in delinquent loans in 2004 was primarily attributable to overall improved credit conditions in the Citi Cards business, offset slightly by the addition of the Sears portfolio.

CONSUMER FINANCE

In millions of dollars	2004	2003	2002
Revenues, net of interest expense	$10,761	$10,083	$9,899
Operating expenses	3,600	3,488	3,114
Provisions for benefits, claims, and credit losses	3,506	3,727	3,294
Income before taxes	3,655	2,868	3,491
Income taxes	1,267	889	1,233
Net income	$2,388	$1,979	$2,258
Average assets (in billions of dollars)	$113	$105	$96
Return on assets	2.11%	1.88%	2.35%

Average risk capital (1)	$3,722	$3,183
Return on risk capital (1)	64%	62%
Return on invested capital (1)	22%	21%

(1)          See Footnote (7) to the table on page 3.

Consumer Finance reported net income of $2.388 billion in 2004, up $409 million or 21% from 2003, reflecting an increase in North America of $405 million or 28% and an increase in International Consumer Finance of $4 million or 1%.  The increase in North America primarily resulted from a higher net interest margin due to higher loan volumes and a lower cost of funds, the benefit of lower credit costs due to an improved credit environment and the successful integration of WMF in 2004.  The increase in International Consumer Finance primarily resulted from increases in Latin America and Asia, partially offset by declines in Japan and EMEA.  Net income in 2003 of $1.979 billion decreased by $279 million or 12% from 2002, primarily reflecting continued weakness in Japan, partially offset by the acquisition of GSB in November 2002 and a $94 million release of a tax reserve in Japan, related to a settlement with tax authorities.

In billions of dollars	2004	2003	2002
Average loans
Real-estate-secured loans	$58.2	$52.1	$48.0
Personal	24.8	22.5	21.6
Auto	11.6	11.1	8.4
Sales finance and other	5.4	5.0	4.0
Total average loans	$100.0	$90.7	$82.0

As shown in the preceding table, average loans grew $9.3 billion or 10% in 2004 compared to 2003, reflecting growth in North America of $8.5 billion or 12% and International Consumer Finance of $0.8 billion or 4%.  North American growth reflected the addition of WMF, which contributed $3.6 billion in average loans, and growth in all products driven by real-estate-secured and auto loans.  Growth in real-estate-secured loans mainly reflected portfolio acquisitions, partially offset by a decline in cross selling of products through Primerica.  Growth in the international markets was mainly driven by increases in the real-estate-secured and personal loan portfolios in both EMEA and Asia, and included the impact of strengthening currencies, partially offset by a decline in EMEA auto loans.  In Japan, average loans declined by 6% from 2003 as the benefit of foreign currency translation was more than offset by the impact of higher pay-downs, reduced loan demand and tighter underwriting standards.  Average loans grew 11% in 2003, resulting from acquisitions, growth in real-estate-secured loans, the impact of funding auto loan volumes internally and strengthening currencies in the international markets.

As shown in the following table, the average net interest margin ratio of 9.95% in 2004 declined 22 basis points from 2003, reflecting compression in both the North American and international markets. In North America, higher volumes and the benefit of lower cost of funds were more than offset by lower yields reflecting the lower interest rate environment and the repositioning of portfolios towards higher credit quality. The average net interest margin ratio for International Consumer Finance was 15.80% in 2004, declining 23 basis points from the prior year, primarily driven by a mix shift to lower yielding products in EMEA and lower receivables in Japan, partially offset by a change in recording adjustments and refunds of interest in Japan.  From the 2003 second quarter to the 2004 second quarter, a portion of adjustments and refunds of interest charged to customer accounts were treated as reductions in net interest margin.  For all other periods presented, such adjustments and refunds of interest were accounted for in net credit losses.  If all adjustments and refunds of interest were accounted for in net credit losses, the average net interest margin ratio for International Consumer Finance would have been 16.07% in 2004 and 16.49% in 2003.  The average net interest margin ratio of 10.17% in 2003 declined 55 basis points from 2002 primarily reflecting compression in the international markets, driven primarily by Japan and partially offset by margin expansion in Europe.  The compression of net interest margin in Japan reflected a decline in higher-yielding personal loans combined with the change in treatment of adjustments and refunds of interest as discussed above.

	2004	2003	2002
Average net interest margin ratio
North America	8.34%	8.43%	8.41%
International	15.80%	16.03%	18.01%
Total	9.95%	10.17%	10.72%

Revenues, net of interest expense, of $10.761 billion in 2004 increased $678 million or 7% from 2003.  The increase in revenues, net of interest expense, reflected growth of $622 million or 9% in North America, and growth of $56 million or 2% in International Consumer Finance.  Revenue growth in North America was primarily driven by the WMF acquisition, growth in receivables and a lower cost of funds, partially offset by the impact of lower yields and declines in insurance related revenues.  The increase in revenue for International Consumer Finance was primarily due to the benefit of foreign exchange and higher volumes in all regions excluding Japan.  A decline in Japan revenues was driven by lower personal and real estate loan volumes, as well as a decline in yields.  Revenues of $10.083 billion in 2003 increased $184 million or 2% from 2002, reflecting higher revenues in North America of $519 million or 9%, primarily due to receivable growth, including the addition of the GSB auto portfolio, partially offset by lower insurance revenues.  Declines in International Consumer Finance revenues of $335 million or 9% resulted from lower volumes and spreads in Japan, offset by the timing of acquisitions in 2002, the net effect of foreign currency translation and growth in Asia.

Operating expenses of $3.600 billion in 2004 increased $112 million or 3% from 2003, reflecting increases of $91 million or 4% in North America and  $21 million or 2% in International Consumer Finance. The increase in operating expenses in North America was due to the addition of the WMF portfolio, while the increase in International Consumer Finance reflected the impact of foreign currency translation in Japan and EMEA.  Excluding foreign currency translation, a decline in expenses was driven by expense savings from branch closings and headcount reductions which occurred during 2003 in Japan, partially offset by higher 2004 investment expenses including branch expansion in Asia (primarily India) and EMEA.  Operating expenses of $3.488 billion in 2003 increased $374 million or 12% from 2002, reflecting increases of $218 million or 12% in North America and $156 million or 13% in International Consumer Finance.  The increase in North America resulted from increased volumes, the addition of the GSB auto portfolio and increased staffing, collection and compliance costs.  The increase in International Consumer Finance resulted from the impact of foreign currency translation, additional costs in Japan attributable to actions taken to restructure the business and the timing of acquisitions in 2002, partially offset by expense savings from branch closings and headcount reductions in Japan.

The provisions for benefits, claims, and credit losses were $3.506 billion in 2004, down from $3.727 billion in 2003, primarily reflecting lower net credit losses in North America and Japan, and higher credit reserve releases of $89 million, partially offset by the WMF acquisition.  The decline in North American credit losses excluding the impact of WMF was driven by the overall improvement in the credit environment, while the decline in Japan was driven by lower bankruptcy losses. Net credit losses and the related loss ratio were $3.431 billion and 3.43% in 2004, compared to $3.517 billion and 3.88% in 2003, and $3.026 billion and 3.69% in 2002. In North America, net credit losses were $2.065 billion and the related loss ratio was 2.63% in 2004, compared to $2.059 billion and 2.94% in 2003 and $1.865 billion and 3.00% in 2002.  The decrease in the net credit loss ratio in 2004 was driven by improvements in all products, the result of better overall credit conditions in the market and the shift to better credit quality portfolios, partially offset by the impact of WMF.  The decrease in the net credit loss ratio in 2003 was mainly driven by improvements in the real-estate-secured and auto portfolios, which were partially offset by increased loss rates in the personal loan portfolio.  Net credit losses in International Consumer Finance were $1.366 billion and the related loss ratio was 6.32% in 2004, compared to $1.458 billion and 7.02% in 2003 and $1.161 billion and 5.88% in 2002.  The decrease in the net credit loss ratio in 2004 was driven by improved credit conditions, including lower bankruptcy losses in Japan, partially offset by higher personal loan losses in EMEA.  Adjusting the net credit loss ratios for the change in treatment of adjustments and refunds of interest in Japan, as discussed above, would have resulted in International Consumer Finance net credit loss ratios of 6.60% and 7.48% in 2004 and 2003, respectively.  The increase in the net credit loss ratio in 2003 was primarily due to increased bankruptcy and contractual losses in Japan.

Loans delinquent 90 days or more were $2.014 billion or 1.90% of loans at December 31, 2004, compared to $2.221 billion or 2.36% at December 31, 2003 and $2.197 billion or 2.48% at December 31, 2002. The decrease in the delinquency ratio in 2004 was due to improvements in all regions.

RETAIL BANKING

In millions of dollars	2004	2003	2002
Revenues, net of interest expense	$17,996	$16,496	$14,311
Operating expenses	9,964	8,939	7,775
Provisions for benefits, claims, and credit losses	1,195	1,520	1,978
Income before taxes and minority interest	6,837	6,037	4,558
Income taxes	2,097	1,890	1,592
Minority interest, after-tax	56	47	38
Net income	$4,684	$4,100	$2,928
Average assets (in billions of dollars)	$266	$233	$188
Return on assets	1.76%	1.76%	1.56%
Average risk capital (1)	$13,472	$13,255
Return on risk capital (1)	35%	31%
Return on invested capital (1)	18%	12%

(1)          See Footnote (7) to the table on page 3.

Retail Banking reported net income of $4.684 billion in 2004, up $584 million or 14% from 2003.  The increase in Retail Banking reflected growth in both North America and International Retail Banking net income of $231 million or 8% and $353 million or 29%, respectively.  Growth in North America was driven by improved credit costs, including higher credit reserve releases, and higher revenues due to growth in customer volumes, partially offset by a decline in net servicing revenues in Prime Home Finance, higher expenses due to increased investment spending and the impact of the continued liquidation of non-core portfolios in the Commercial Business.  The increase in International Retail Banking income primarily reflected growth in Asia, which included the impact of the KorAm acquisition, the benefit of strengthening currencies and a lower effective tax rate partially due to non-recurring tax benefits.  Net income of $4.100 billion in 2003 grew $1.172 billion or 40% from 2002, reflecting growth in both North America and International Retail Banking net income of $852 million or 42% and $320 million or 36%, respectively.  The growth in North America was driven by the GSB acquisition, strong growth in customer volumes including mortgage originations as well as loan and deposit balances and improved credit costs in Mexico and the Commercial Business.  The growth in International Retail Banking net income reflected improvements in Argentina and growth in Asia and EMEA, which more than offset a 2002 gain on the sale of a mortgage portfolio in Japan.

In billions of dollars	2004	2003	2002
Average customer deposits
North America	$115.7	$112.2	$90.9
Bank Deposit Program balances (1)	41.6	41.2	38.0
Total North America	157.3	153.4	128.9
International	103.2	86.2	78.8
Total average customer deposits	$260.5	$239.6	$207.7

Average loans
North America	$131.8	$114.0	$84.6
North America – Liquidating	5.7	8.9	13.0
International	47.1	36.0	34.3
Total average loans	$184.6	$158.9	$131.9

(1)          The Bank Deposit Program balances are generated from the Smith Barney channel (Global Wealth Management segment) and the funds are managed by Citibanking North America.

As shown in the preceding table, Retail Banking grew average customer deposits and average loans in 2004.  Average customer deposit growth of 3% in North America primarily reflected increases in higher-margin demand accounts in Retail Distribution, the Commercial Business and Mexico, and money market accounts in Retail Distribution, partially offset by declines in Retail Distribution time deposits, Prime Home Finance mortgage escrow deposits and the impact of a weakening peso in Mexico.  Average loan growth of 12% in North America reflected increases in Prime Home Finance, Student Loans, Retail Distribution and Mexico, partially offset by a decline in the Commercial Business that was led by a continued reduction in the liquidating portfolios, including the sale of the $1.2 billion Fleet Services portfolio at the end of the 2003 third quarter.  In the international markets, average customer deposits grew 20% from the prior year, primarily driven by growth in Asia and EMEA, which included the benefits of the KorAm acquisition and foreign currency translation.  Average loans in International Retail Banking grew 31% primarily due to the impact of the KorAm acquisition and positive foreign currency translation.   Retail Banking North America growth in average customer deposits and average loans in 2003 was largely driven by the acquisition of GSB, as well as organic growth.  International Retail Banking average customer deposit growth in 2003 occurred in all regions except Latin America, and benefited from the impact of foreign currency translation, while average loan growth was driven by the impact of foreign currency translation and growth in installment loans, primarily in Germany.

As shown in the following table, revenues, net of interest expense, of $17.996 billion in 2004 increased $1.500 billion or 9% from 2003.  Revenues in North America grew $467 million or 4% in 2004, primarily due to the impact of loan and deposit growth and increased investment product sales, partially offset by a decline in net servicing revenues in Prime Home Finance, the impact of the liquidation of non-core portfolios in the Commercial Business and lower net funding spreads. Retail Distribution revenues grew $105 million or 4% due to the impact of higher loan and deposit volumes, partially offset by lower net funding spreads.  The Commercial Business revenues grew $268 million or 13% due to the reclassification of operating leases from loans to other assets and the related operating lease depreciation expense from revenue to expense, and was partially offset by the impact of the liquidation of non-core portfolios, including the prior-year sale of the $1.2 billion Fleet Services portfolio.  The reclassification increased both revenues and expenses by $403 million pretax in 2004.  Prime Home Finance revenues decreased $366 million or 20% mainly due to lower net servicing revenues and lower securitization revenues.  The decline in net servicing revenues was driven by lower hedge-related revenues, that were the result of higher hedging costs, and the impact of losses on mortgage servicing hedge ineffectiveness resulting from the volatile rate environment.  The lower securitization revenues included a one-time decrease in revenues of $35 million from the adoption of SAB 105.  These declines were partially offset by the impact of higher loan volumes and the impact of the PRMI acquisition.  Student loan revenues grew $125 million or 26% due to the impact of higher net interest revenue, driven by growth in average loans and originations, higher securitization-related gains and the absence of a prior-year write-down of the purchase premium of certain student loans.  Primerica revenues grew $53 million or 3% due to increased life insurance and investment fee revenues, partially offset by the impact of lower loan volumes and higher capital funding costs.  Revenues in Mexico increased $282 million or 14% driven by the impact of higher loans and deposits, and the gain on sale of a mortgage portfolio, partially offset by the negative impact of foreign currency translation.  The comparison to the prior year was also impacted by the absence of an $85 million write-down in 2003 of the Fobaproa investment security and revised estimates of reserves related to certain investments.  International Retail Banking revenues increased $1.033 billion or 21%, primarily reflecting the positive impact of foreign currency translation, the addition of KorAm and growth in Asia and EMEA.  Excluding foreign currency translation and KorAm, growth in both Asia and EMEA was driven by increased investment product sales, and higher deposit and lending revenues.  Revenues of $16.496 billion in 2003 grew $2.185 billion or 15% from 2002, reflecting the acquisition of GSB and growth in Prime Home Finance, Primerica and Mexico for North America, and growth in all international regions except Japan, which declined due to a $65 million gain on sale of the $2.0 billion mortgage portfolio in 2002.

In millions of dollars	2004	2003	2002
Revenues, net of interest expense
Retail Distribution	$3,066	$2,961	$2,611
Commercial Business	2,295	2,027	2,006
Prime Home Finance	1,507	1,873	935
Student Loans	612	487	417
Primerica Financial Services	2,141	2,088	2,017
Mexico	2,352	2,070	2,053
North America	11,973	11,506	10,039

EMEA	2,857	2,387	1,954
Japan	471	451	496
Asia	2,164	1,652	1,457
Latin America	531	500	365
International	6,023	4,990	4,272

Total revenues, net of interest expense	$17,996	$16,496	$14,311

Operating expenses of $9.964 billion in 2004 increased $1.025 billion or 11% from 2003, reflecting increases of $638 million or 10% in North America and $387 million or 14% in International Retail Banking.  In North America, growth was mainly driven by the impact of the operating lease reclassification in the Commercial Business of $403 million, higher volume-related expenses and increased investment spending in Retail Distribution, higher staff-related and legal costs in Mexico and the impact of the PRMI acquisition.  The increase in International Retail Banking expenses reflects the impact of foreign currency translation, the addition of KorAm in Asia, higher sales commissions and increased investment spending, including costs associated with branch and sales-force expansion.  Operating expenses in 2003 were up $1.164 billion or 15% compared to 2002, primarily reflecting the impact of acquisitions, other volume-related increases, higher investment spending, as well as repositioning costs in Latin America and EMEA.

The provisions for benefits, claims, and credit losses were $1.195 billion in 2004, down from $1.520 billion in 2003 and $1.978 billion in 2002, reflecting a lower provision for credit losses.  The decrease in the provision for credit losses in 2003 reflected both releases in credit reserves and lower net credit losses.  Higher credit reserve releases reflected improvement in credit experience in all regions except EMEA, which increased credit reserves, primarily driven by Germany.  The decrease in net credit losses in 2004 was mainly due to lower credit costs in the North America Commercial Business excluding Mexico, which benefited from the liquidation of non-core portfolios; Latin America, which benefited from the absence of an $87 million write-down of an Argentine compensation note in the prior year (which was written down against previously established reserves); North America (excluding Mexico) and Asia.  These declines were partially offset by higher credit losses in EMEA, primarily due to Germany, and the absence of a prior-year $64 million credit recovery in Mexico.  The decrease in the provisions in 2003 compared to 2002 was mainly due to lower credit costs in Mexico and the Commercial Business, and a net $57 million reduction in the credit reserve in Argentina that was essentially offset by additions to the credit reserve in Germany.  In 2002, the provision for credit losses included a $108 million provision related to Argentina.  Net credit losses (excluding the Commercial Business) were $693 million and the related loss ratio was 0.48% in 2004, compared to $614 million and 0.52% in 2003 and $644 million and 0.71% in 2002.  The improvement in the net credit loss ratio (excluding the Commercial Business) in 2004 was mainly due to an improved credit environment, which resulted in lower net credit losses in North America (excluding Mexico) and Asia and the absence of the $87 million write-down of the Argentina compensation note in 2003.  An increase in EMEA was primarily due to Germany.  Commercial Business net credit losses were $214 million and the related loss ratio was 0.53% in 2004, compared to $462 million and 1.09% in 2003 and $712 million and 1.76% in 2002.  The decline in Commercial Business net credit losses was mainly due to improvements in North America (excluding Mexico) and, in the 2003 comparison, a recovery in Mexico.

Loans delinquent 90 days or more (excluding the Commercial Business) were $4.094 billion or 2.47% of loans at December 31, 2004, compared to $3.802 billion or 3.07% at December 31, 2003 and $3.647 billion or 3.18% at December 31, 2002.   The increase in delinquent loans in 2004 primarily resulted from increases in Prime Home Finance, reflecting the impact of a GNMA portfolio that was purchased in the PRMI acquisition, and increases in Germany including the impact of foreign currency translation.  The decline in the 90 days delinquency ratio was driven by improved credit conditions across all markets except Japan.  The increase in delinquent loans in 2003 was primarily due to the impact of foreign currency translation combined with increases in Germany and was partly offset by declines in Prime Home Finance, Asia and Argentina.

Cash-basis loans in the Commercial Business were $735 million or 1.78% of loans at December 31, 2004, compared to $1.350 billion or 3.38% at December 31, 2003 and $1.299 billion or 2.90% at December 31, 2002.  Cash-basis loans improved in 2004 primarily due to broad-based declines in all products and regions, led by North America (excluding Mexico), where the business continued to work through the liquidation of non-core portfolios.  The increase in cash-basis loans in 2003 primarily reflected increases in the vehicle leasing and transportation portfolios in the North America (excluding Mexico) Commercial Business and was offset in part by improvements and foreign currency translation in Mexico.

Average assets of $266 billion in 2004 increased $33 billion or 14% from 2003, which, in turn, increased $45 billion from 2002.  The increase in 2004 primarily reflected growth in average loans in the Prime Home Finance and Student Loan businesses, the impact of the KorAm and PRMI acquisitions and the impact of foreign currency translation, partially offset by reductions in the Commercial Business due to continued liquidation and sales of non-core portfolios.  The increase in 2003 primarily reflected the impact of acquisitions combined with growth in loans.

OTHER CONSUMER

In millions of dollars	2004	2003	2002
Revenues, net of interest expense	$516	$59	$142
Operating expenses	352	256	392
Income before tax benefits	164	(197)	(250)
Income tax benefits	69	(73)	(96)
Net income (loss)	$95	$(124)	$(154)

Other Consumer – which includes certain treasury and other unallocated staff functions, global marketing and other programs — reported income of $95 million in 2004 and losses of $124 million and $154 million in 2003 and 2002, respectively.  Included in the 2004 results were the gain on sale of Samba of $378 million after-tax and a $22 million after-tax release of reserves related to unused travelers checks in a non-core business, partially offset by a $14 million after-tax write-down of assets in a non-core business.  Excluding these items, the increase in losses in 2004 was primarily due to lower treasury results, including the impact of higher capital funding costs, and higher staff-related, global marketing and legal costs.  Included in the 2002 results was a $52 million after-tax gain resulting from the disposition of an equity investment in EMEA, a $25 million after-tax release of a reserve related to unused travelers checks in a non-core business, and gains from the sales of buildings in Asia.  Excluding these items, the reduction in losses in 2003 was primarily due to prior-year legal costs in connection with settlements reached during 2002 and lower global marketing costs.

Revenues, expenses, and the provisions for benefits, claims, and credit losses reflect offsets to certain line-item reclassifications reported in other Global Consumer operating segments.

CORPORATE AND INVESTMENT BANKING

In millions of dollars	2004	2003	2002
Revenues, net of interest expense	$21,774	$20,021	$19,165
Operating expenses	20,525	11,455	12,093
Provision for credit losses	(975)	732	2,255
Income before taxes and minority interest	2,224	7,834	4,817
Income taxes	93	2,426	1,620
Minority interest, after-tax	93	37	25
Net income	$2,038	$5,371	$3,172

Average risk capital (1)	$19,045	$16,264
Return on risk capital (1)	11%	33%
Return on invested capital (1)	8%	25%

(1)          See Footnote (7) to the table on page 3.

Corporate and Investment Banking (CIB) reported net income of $2.038 billion, $5.371 billion, and $3.172 billion in 2004, 2003, and 2002, respectively.  The 2004 period reflects a decrease of $4.382 billion in Other Corporate, primarily reflecting the $4.95 billion (after-tax) WorldCom and Litigation Reserve Charge, offset by an increase of $753 million or 16% in Capital Markets and Banking and $296 million or 40% in Transaction Services.  The increase in 2003 net income reflects increases of $1.376 billion in Other Corporate, primarily reflecting the absence of a $1.3 billion after-tax charge in 2002 related to the establishment of reserves for regulatory settlements and related civil litigation, $647 million or 16% in Capital Markets and Banking, and $176 million or 31% in Transaction Services.  The increase in the average risk capital is due largely to the impact on operational risk capital of the WorldCom and Litigation Reserve Charge and the acquisition of KorAm.

Capital Markets and Banking net income of $5.395 billion in 2004 increased $753 million or 16% compared to 2003, primarily due to a lower provision for credit losses as well as an increase in Lending, Fixed Income and Equity Markets revenues.  The increase in expenses was driven by higher incentive compensation, the impact of recent acquisitions, higher legal reserves, and increased investment spending on strategic growth initiatives.  Net income of $4.642 billion in 2003 increased $647 million or 16% compared to 2002, primarily reflecting a lower provision for credit losses, increases in Fixed Income Markets and the absence of prior-year redenomination losses in Argentina, partially offset by mark-to-market losses on credit derivatives (which serve as an economic hedge for the loan portfolio) as credit spreads tightened.

Transaction Services net income of $1.041 billion in 2004 increased $296 million or 40% from 2003, primarily due to higher revenue reflecting growth in assets under custody and liability balances, improved spreads, a benefit from foreign currency translation and the impact of KorAm, and a lower provision for credit losses, partially offset by higher expenses.  Transaction Services net income of $745 million in 2003 increased $176 million or 31% from 2002, primarily due to a lower provision for credit losses, the benefit of lower taxes due to the application of APB 23 indefinite investment criteria and business consolidation, as well as lower expenses resulting from expense control initiatives.

CIB Net Income – Regional View

In millions of dollars	2004	2003	2002
North America (excluding Mexico)	$(2,190)	$2,542	$1,011
Mexico	659	407	423
EMEA	1,132	919	755
Japan	334	162	124
Asia (excluding Japan)	1,290	775	728
Latin America	813	566	131
Net income	$2,038	$5,371	$3,172

CIB net income decreased in 2004 primarily as a result of the WorldCom and Litigation Reserve Charge in North America (excluding Mexico), partially offset by increases in Asia (excluding Japan), Mexico, Latin America, EMEA and Japan.  Asia (excluding Japan) net income increased $515 million in 2004 primarily due to increases in Fixed Income (mainly in global distressed debt trading and strong foreign exchange trading results), Transaction Services Cash Management revenues, loan loss reserve releases as a result of improving credit quality and the acquisition of KorAm.  Mexico net income increased $252 million in 2004 primarily due to loan loss reserve releases resulting from improving credit quality.  Latin America net income increased $247 million in 2004 primarily due to loan loss reserve releases resulting from improving credit quality, partially offset by strong prior-year trading gains in Brazil.  EMEA net income increased $213 million in 2004 primarily due to the $378 million after-tax gain on the sale of Samba, a lower provision for credit losses reflecting the absence of prior-year credit losses related to exposure to Parmalat, strong revenue growth in Transaction Services and current period credit recoveries, partially offset by an increase in legal reserves.  Japan net income increased $172 million in 2004, primarily driven by increases in Fixed Income and Investment Banking revenue, a gain on the partial sale of Nikko Cordial shares, and a lower provision for credit losses due to loan loss reserve releases.

CAPITAL MARKETS AND BANKING

In millions of dollars	2004	2003	2002
Revenues, net of interest expense	$17,106	$16,445	$15,744
Operating expenses	9,959	8,910	7,671
Provision for credit losses	(777)	738	2,046
Income before taxes and minority interest	7,924	6,797	6,027
Income taxes	2,440	2,118	2,008
Minority interest, after-tax	89	37	24
Net income	$5,395	$4,642	$3,995

Average risk capital (1)	$17,666	$14,785
Return on risk capital (1)	30%	31%
Return on invested capital (1)	24%	24%

(1)          See Footnote (7) to the table on page 3.

Capital Markets and Banking reported net income of $5.395 billion in 2004, an increase of $753 million or 16% from 2003, primarily due to a lower provision for credit losses as well as an increase in Lending, Fixed Income and Equity Markets revenues.  Net income of $4.642 billion in 2003 increased $647 million or 16% compared to 2002, primarily due to a lower provision for credit losses, increases in Fixed Income Markets and Investment Banking, partially offset by declines in Lending and Equity Markets.

Revenues, net of interest expense, of $17.106 billion in 2004 increased $661 million or 4% from 2003.  The increase in revenues in 2004 was primarily driven by increases in Lending, Fixed Income and Equity Markets.  Lending increased primarily due to the absence of prior-year losses in credit derivatives (which serve as an economic hedge for the loan portfolio) and the acquisition of KorAm.  Fixed Income Markets increased primarily due to higher commodities, distressed debt and mortgage trading, partially offset by declines in interest rate and foreign exchange trading.  The Equity Markets increase primarily reflects increases in cash trading, including the impact of the Lava Trading acquisition and higher derivatives, partially offset by declines in convertibles.  Investment Banking was flat reflecting lower debt underwriting, offset by growth in equity underwriting and advisory and other fees, primarily M&A.

Revenues, net of interest expense, of $16.445 billion in 2003 increased $701 million or 4% from 2002.  Revenue growth in 2003 was driven by increases in Fixed Income Markets and Investment Banking, partially offset by declines in Lending and Equity Markets.  Fixed Income Markets increased primarily due to higher debt trading as companies took advantage of the low interest rate environment.  Investment Banking increased primarily reflecting strong debt underwriting volumes, partially offset by lower Equity underwriting volumes and advisory and other fees, primarily lower M&A.  Lending declined primarily reflecting mark-to-market losses on credit derivatives as credit spreads tightened, partially offset by the absence of 2002 redenomination losses and write-downs of sovereign securities in Argentina.  Equity Markets declined primarily due to lower business volumes and declines in derivatives.

Operating expenses of  $9.959 billion in 2004 increased $1.049 billion or 12% from 2003, primarily due to higher compensation and benefits expense (primarily reflecting a higher incentive compensation accrual), increased legal reserves, increased investment spending on strategic growth initiatives and the acquisitions of KorAm and Lava Trading.  Operating expenses increased $1.239 billion or 16% in 2003 compared to 2002, primarily due to increased compensation and benefits expense, which is impacted by the revenue and credit performance of the business.  The increase in 2003 also reflects costs associated with the repositioning of the Company’s business in Latin America (primarily severance-related) and higher legal fees.

The provision for credit losses was ($777) million in 2004, down $1.515 billion from 2003, primarily due to lower credit losses in the power and energy industry, in Argentina and in Brazil, and due to prior-year losses on Parmalat, as well as loan loss reserve releases as a result of improving credit quality globally.  The provision for credit losses decreased $1.308 billion in 2003, primarily due to the absence of prior-year provisions for Argentina and exposures in the energy and telecommunications industries, as well as reserve releases reflecting improved credit trends, partially offset by the provision of $338 million for credit losses related to exposure to Parmalat.

Cash-basis loans were $1.794 billion, $3.263 billion, and $3.423 billion at December 31, 2004, 2003, and 2002, respectively.  Cash-basis loans net of write-offs decreased $1.469 billion from December 31, 2003, primarily due to decreases related to borrowers in the telecommunications and power and energy industries and charge-offs against reserves as well as paydowns from corporate borrowers in Argentina, Mexico, Australia, Hong Kong, and New Zealand, partially offset by increases in Korea reflecting the acquisition of KorAm. The decrease in 2003 is primarily due to decreases to corporate borrowers in Argentina and New Zealand, as well as reductions in the telecommunications industry, partially offset by the reclassification of cash-basis loans ($248 million) in Mexico from Transaction Services to Capital Markets and Banking and increases in exposure to Parmalat and to the energy industry.

TRANSACTION SERVICES

In millions of dollars	2004	2003	2002
Revenues, net of interest expense	$4,066	$3,588	$3,638
Operating expenses	2,841	2,556	2,583
Provision for credit losses	(198)	(6)	209
Income before taxes and minority interest	1,423	1,038	846
Income taxes	378	293	276
Minority interest, after-tax	4	—	1
Net income	$1,041	$745	$569

Average risk capital (1)	$1,379	$1,479
Return on risk capital (1)	75%	50%
Return on invested capital (1)	46%	34%

(1)          See Footnote (7) to the table on page 3.

Transaction Services reported net income of  $1.041 billion in 2004, up $296 million or 40% from 2003, primarily due to higher revenue reflecting growth in liability balances, assets under custody and fees, improved spreads, a benefit from foreign currency translation and the impact of KorAm, and a lower provision for credit losses, partially offset by higher expenses.  Net income of $745 million in 2003 increased $176 million or 31% from 2002, primarily due to a lower provision for credit losses, the benefit of lower taxes due to the application of APB 23 indefinite investment criteria, business consolidation, and lower expenses resulting from expense control initiatives.

As shown in the following table, average liability balances of $121 billion grew 21% compared to 2003, primarily due to increases in Asia and Europe reflecting positive flow and the impact of the KorAm acquisition.  Assets under custody reached $7.9 trillion, an increase of $1.5 trillion or 23% compared to 2003, primarily reflecting market appreciation, a benefit from foreign currency translation, and incremental net sales.

	2004	2003	2002
Liability balances (average in billions)	$121	$100	$85
Assets under custody (EOP in trillions)	$7.9	$6.4	$5.1

Revenues, net of interest expense, increased $478 million or 13% to $4.066 billion in 2004, reflecting growth in Cash and Global Securities Services, offset by declines in Trade.  Revenue in Cash Management increased $309 million or 15% from 2003, mainly due to growth in liability balances, improved spreads, the impact of the KorAm acquisition and a benefit from foreign currency translation and increased fees.  Revenue in Global Securities Services increased $186 million or 19% from 2003, primarily reflecting higher assets under custody and fees and the impact of acquisitions, partially offset by a prior-year gain on the sale of interest in a European market exchange.  Trade revenue decreased $15 million or 3% from 2003, primarily due to lower spreads.  Revenues, net of interest expense, were $3.588 billion in 2003, down $50 million or 1% from 2002, driven by declines in Trade and Global Securities Services, offset by increases in Cash Management.  Revenue in Trade decreased $71 million or 11% from 2002 primarily due to lower spreads reflecting the low interest rate environment in 2003, price compression and decreased asset levels.  Revenue in Global Securities Services decreased $10 million or 1%, mainly due to lower market capitalization and declines in depository receipt issuance activity.  Cash Management revenue increased $31 million or 2% primarily due to increased business volumes reflecting higher liability balances, and a benefit from foreign exchange currency translation.  The 2003 and 2004 periods included gains on the early termination of intracompany deposits (which were offset in Capital Markets and Banking).

Operating expenses increased $285 million or 11% in 2004 to $2.841 billion, primarily due to the impact of foreign currency translation and higher business volumes, including the effect of acquisitions, as well as increased compensation and benefits costs.  Operating expenses of $2.556 billion in 2003 decreased $27 million or 1% from $2.583 billion in 2002, primarily reflecting expense control initiatives.  The decrease in operating expenses in 2003 was partially offset by costs associated with the repositioning of the Company’s business in Latin America, investment spending related to higher business volumes and integration costs associated with new business relationships.

The provision for credit losses was ($198) million, ($6) million, and $209 million in 2004, 2003, and 2002, respectively. The provision for credit losses decreased by $192 million from 2003, primarily due to loan loss reserve releases of $163 million in 2004 as a result of improving credit quality and current period net credit recoveries in Latin America.  The provision for credit losses decreased by $215 million from 2002, primarily due to prior-year write-offs in Argentina and reserve releases reflecting improved credit trends.  The reduction in credit costs was partially offset by 2003 provisions for selected borrowers in Brazil and Parmalat.

Cash-basis loans, which in the Transaction Services business are primarily trade finance receivables, were $112 million, $156 million, and $572 million at December 31, 2004, 2003, and 2002, respectively.  The decrease in cash-basis loans of $44 million in 2004 was primarily due to charge-offs in Argentina and Poland.  Cash-basis loans decreased $416 million in 2003, primarily due to a reclassification of cash-basis loans ($248 million) in Mexico from Transaction Services to Capital Markets and Banking, along with charge-offs in Argentina and Poland.

OTHER CORPORATE

In millions of dollars	2004	2003	2002
Revenues, net of interest expense	$602	$(12)	$(217)
Operating expenses	7,725	(11)	1,839
Loss before income taxes (benefits)	(7,123)	(1)	(2,056)
Income taxes (benefits)	(2,725)	15	(664)
Net income (loss)	$(4,398)	$(16)	$(1,392)

Other Corporate – which includes intra-CIB segment eliminations, certain one-time non-recurring items and tax amounts not allocated to CIB products – reported a net loss of $4.398 billion in 2004 compared to a net loss of $16 million in 2003, reflecting the $4.95 billion after-tax WorldCom and Litigation Reserve Charge, partially offset by a $378 million after-tax gain on the sale of Samba and a $120 million after-tax insurance recovery related to WorldCom and Enron legal matters.  The net loss of $1.392 billion in 2002 was primarily a result of a $1.3 billion after-tax charge related to the establishment of reserves for regulatory settlements and related civil litigation.

GLOBAL WEALTH MANAGEMENT

In millions of dollars	2004	2003	2002
Revenues, net of interest expense	$8,511	$7,840	$7,566
Operating expenses	6,665	5,750	5,562
Provision for credit losses	(5)	12	24
Income before taxes	1,851	2,078	1,980
Income taxes	652	735	698
Net income	$1,199	$1,343	$1,282

Average risk capital (1)	$1,877	$1,866
Return on risk capital (1)	64%	72%
Return on invested capital (1)	52%	70%

(1)          See Footnote (7) to the table on page 3.

Global Wealth Management reported net income of $1.199 billion in 2004, a decrease of $144 million or 11% from 2003, reflecting a decline in Private Bank, partially offset by double-digit growth in Smith Barney.  Private Bank net income of $318 million in 2004 decreased $233 million or 42% compared to 2003, reflecting a $288 million decline in Japan mainly due to a $244 million after-tax charge associated with the closure of Private Bank operations in Japan, as well as a decline in transactional revenue.  Excluding Japan, Private Bank income grew $55 million or 12%, driven by growth in recurring fee-based and net interest revenues, a lower effective tax rate and improved credit costs, which were partially offset by higher incentive compensation costs.  Smith Barney net income of $881 million in 2004 increased $89 million or 11% compared to 2003, primarily driven by increases in asset-based revenue and transactional revenue, partially offset by increased marketing expenses, legal and compliance charges and continued investment in new client offerings.

Net income of $1.343 billion in 2003 increased $61 million or 5% from 2002, reflecting double-digit growth in Private Bank, partially offset by a decline in Smith Barney.  Private Bank net income of $551 million in 2003 increased $90 million or 20% from 2002, primarily due to increased investment management and capital markets activity combined with growth in lending revenues, partially offset by increased incentive compensation associated with the higher revenues.  Smith Barney net income of $792 million in 2003 decreased $29 million or 4% from 2002, primarily due to lower earnings on capital, a higher effective tax rate and increased legal, advertising and marketing costs.

The table below shows net income by region for Global Wealth Management:

Global Wealth Management Net Income – Regional View

In millions of dollars	2004	2003	2002
North America (excluding Mexico)	$1,169	$1,073	$1,071
Mexico	52	41	20
EMEA	15	(16)	8
Japan	(205)	83	60
Asia (excluding Japan)	125	118	92
Latin America	43	44	31
Net income	$1,199	$1,343	$1,282

Global Wealth Management net income decreased $144 million in 2004 from the prior year, primarily due to the decline in Japan, partially offset by growth in North America, EMEA, Mexico and Asia.  The Japan net loss of $205 million in 2004 represented a $288 million decrease in income from 2003, due to the Private Bank closure.  North America net income of $1.169 billion increased $96 million from 2003, reflecting higher Smith Barney results of $89 million, primarily driven by strong asset-based revenue growth, partially offset by higher operating expenses and higher Private Bank results of $7 million, which were primarily driven by strong banking and lending volumes, as well as a lower effective tax rate, and partially offset by higher employee-related costs and net interest margin compression.  EMEA net income of $15 million in 2004 increased $31 million from 2003, primarily driven by growth in fee income as well as transactional revenues and improved credit costs.  Mexico net income of $52 million in 2004 increased $11 million from 2003, resulting from higher transactional revenue and higher fee income.  Asia net income of $125 million increased $7 million from 2003, primarily reflecting higher fee-based and net interest revenue, partially offset by higher employee-related costs driven by investments in bankers and product specialists.

SMITH BARNEY

In millions of dollars	2004	2003	2002
Revenues, net of interest expense	$6,467	$5,844	$5,865
Operating expenses	5,015	4,567	4,555
Provision for credit losses	—	1	6
Income before taxes	1,452	1,276	1,304
Income taxes	571	484	483
Net income	$881	$792	$821

Average risk capital (1)	$1,126	$1,239
Return on risk capital (1)	78%	64%
Return on invested capital (1)	58%	48%

(1)          See Footnote (7) to the table on page 3.

Smith Barney reported net income of $881 million in 2004 compared to $792 million in 2003 and $821 million in 2002.  The $89 million or 11% increase during 2004, primarily due to increases in both asset-based revenue and transactional revenue, was partially offset by increased marketing, legal and compliance expenses and continued investment in new client offerings.  Net income in 2003 declined $29 million or 4% compared to 2002, primarily due to lower earnings on capital, a higher effective tax rate and increased legal, advertising and marketing costs.

Revenues, net of interest expense, increased $623 million in 2004 to $6.467 billion, primarily due to increases in both asset-based fee revenue, reflecting higher assets under fee-based management, and transactional revenue, reflecting equity market appreciation driving trading. Revenues, net of interest expense, decreased $21 million in 2003 to $5.844 billion, primarily due to lower earnings on capital and decreases in asset-based revenue, reflecting declines in fees from managed accounts and lower net interest revenue on security-based lending, partially offset by increased transactional revenue.  The decrease in managed account revenue reflects a change in client asset mix during 2003.

Total assets under fee-based management were $240 billion, $209 billion, and $158 billion as of December 31, 2004, 2003, and 2002, respectively. The increase in 2004 and 2003 was primarily due to positive net flows and higher equity market values.  Total client assets, including assets under fee-based management, of $1.156 trillion in 2004, increased $88 billion or 8% from $1.068 trillion in 2003, which in turn increased $177 billion from 2002.  The increase in 2004 and 2003 was primarily due to higher equity market values and positive net flows of $24 and $28 billion, respectively. Balances in Smith Barney’s Bank Deposit Program totaled $43 billion in 2004, which increased slightly from 2003.  Smith Barney had 12,138 financial consultants as of December 31, 2004, compared with 12,207 as of December 31,

2003, and 12,690 as of December 31, 2002.  Annualized revenue per financial consultant of $534,000 in 2004 increased 13% from $472,000 in 2003, which in turn increased 3% from $459,000 in 2002.

The following table details trends in total assets under fee-based management, total client assets and annualized revenue per financial consultant:

In billions of dollars	2004	2003	2002
Consulting group and internally managed accounts	$156	$137	$106
Financial consultant managed accounts	84	72	52
Total assets under fee-based management (1)	$240	$209	$158
Smith Barney assets	978	912	762
Other investor assets within Citigroup Global Markets	178	156	129
Total Smith Barney assets (1)	$1,156	$1,068	$891
Annualized revenue per financial consultant (in thousands of dollars)	$534	$472	$459

(1)          Includes assets managed jointly with Citigroup Asset Management.

Operating expenses increased $448 million in 2004 to $5.015 billion from $4.567 billion in 2003, which in turn increased $12 million from $4.555 billion in 2002. The increase in 2004 and 2003 primarily reflects higher legal and advertising and marketing costs as well as continued investment expenses.

PRIVATE BANK

In millions of dollars	2004	2003	2002
Revenues, net of interest expense	$2,044	$1,996	$1,701
Operating expenses	1,650	1,183	1,007
Provision for credit losses	(5)	11	18
Income before taxes	399	802	676
Income taxes	81	251	215
Net income	$318	$551	$461
Client business volumes under management (in billions of dollars)	$224	$195	$170

Average risk capital (1)	$751	$627
Return on risk capital (1)	42%	88%
Return on invested capital (1)	40%	85%

(1)          See Footnote (7) to the table on page 3.

Private Bank reported net income of $318 million in 2004, down $233 million or 42% from 2003, reflecting a $288 million decline in Japan. The decline in Japan reflected a $244 million after-tax charge associated with the closure of the business, as well as a decline in transactional revenue. Excluding Japan, income grew $55 million or 12% driven by growth in recurring fee-based and net interest revenues, a lower effective tax rate and improved credit costs which were partially offset by higher incentive compensation costs. Net income of $551 million in 2003 was up $90 million or 20% from 2002, primarily reflecting increased investment management and capital markets activity, lending activity, and a lower provision for credit losses, partially offset by higher expenses, reflecting incentive compensation expense associated with higher revenues and higher other employee-related costs, and the impact of narrowing interest rate spreads.

In billions of dollars at year end	2004	2003	2002
Client Business Volumes:
Proprietary Managed Assets	$44	$35	$32
Other Assets under Fee-Based Management	8	7	8
Banking and Fiduciary Deposits	49	45	38
Investment Finance	42	37	33
Other, principally Custody Accounts	81	71	59
Total	$224	$195	$170

Client business volumes were $224 billion at the end of the year, up $29 billion or 15% from $195 billion at the end of 2003. Double-digit growth in client business volumes was led by an increase in custody assets, which were higher in all regions except Japan. Proprietary managed assets increased $9 billion or 26% predominantly in the U.S., reflecting the impact of positive net flows. Investment finance volumes, which include loans, letters of credit, and commitments, increased $5 billion or 14%, reflecting growth in real-estate-secured loans in the U.S. and increased margin lending in the international business, excluding Japan.  Banking and fiduciary deposits grew $4 billion or 9%, with double-digit growth in the U.S. and EMEA, partially offset by a $1 billion or 19% decline in Japan.  Client business volumes were $195 billion at the end of 2003, up 15% from $170 billion in 2002, reflecting increases in other (principally custody) accounts of $12 billion, banking and fiduciary deposits of $7 billion, investment finance volumes of $4 billion and assets under fee-based management of $2 billion.

Revenues, net of interest expense, were $2.044 billion in 2004, up $48 million or 2% from 2003 as combined growth of $112 million or 6% in Asia, North America (including Mexico), EMEA and Latin America was partially offset by a $64 million or 24% decline in Japan.  In Asia, revenue increased $34 million or 9%, reflecting broad-based increases in recurring fee-based and net interest revenue that were partially offset by a decline in client transactional activity and lower performance fees.  Revenue in North America increased $32 million or 4%, primarily driven by strong growth in banking and lending volumes in the U.S. and increased client transaction activity in Mexico, combined with growth in fee income from discretionary, custody and trust assets in both the U.S. and Mexico. Growth in North America was negatively impacted by net interest margin compression as increased funding costs, including lower revenue from treasury activities, was partially offset by the benefit of changes in the mix of deposits and liabilities.  In EMEA, revenue grew $31 million or 12%, primarily driven by growth in fee income from discretionary and trust assets as well as increased transactional revenue.

Revenue growth of $15 million or 7% in Latin America primarily reflected growth in banking and lending volumes. In Japan, revenue declined $64 million or 24% mainly due to lower transactional revenues.   Revenues, net of interest expense, were $1.996 billion in 2003, up $295 million or 17% from 2002, primarily driven by revenue increases from investment management and capital markets activity, as well as lending and banking activities, partially offset by the impact of a narrowing of interest rate spreads.

Operating expenses of $1.650 billion in 2004 were up $467 million or 39% from 2003. Operating expenses in 2004 included the $400 million exit plan charge in Japan.  Excluding the exit plan charge, expenses increased $67 million or 6%, primarily reflecting increases in incentive compensation resulting from corresponding increases in revenue, as well as higher staff costs that were driven by investments in bankers and product specialists. Offsetting the growth in expenses was the absence of prior-year repositioning costs in Europe.  Operating expenses were $1.183 billion in 2003, up $176 million or 17% from 2002, primarily reflecting increased incentive compensation associated with higher revenues, incremental repositioning costs in EMEA, and increased salary and benefits costs due to a change in employee mix of front-end sales staff.

The provision for credit losses reflected net recoveries of $5 million in 2004 compared to net provisions of $11 million in 2003 and $18 million in 2002.  The improvement in 2004 reflected net recoveries in Japan, Asia, the U.S., and Europe. The improvement in 2003 primarily reflected an improvement in credit experience in North America and Asia, partially offset by higher net write-offs in Japan.  Net credit write-offs / (recoveries) in 2004 were (0.02%) of average loans outstanding compared with 0.05% in both 2003 and 2002.  Loans 90 days or more past due at year-end 2004 were $127 million or 0.33% of total loans outstanding, compared with $121 million or 0.35% at the end of 2003.

The decline in the effective tax rate in 2004 as compared to the prior year was primarily driven by the impact of the $400 million pretax ($244 million after-tax) Japan exit plan implementation charge.

ASSET MANAGEMENT

In millions of dollars	2004	2003	2002
Revenues, net of interest expense	$1,790	$1,649	$1,697
Operating expenses	1,367	1,083	1,158
Income before taxes and minority interest	423	566	539
Income taxes	155	161	164
Minority interest, after-tax	10	12	1
Net income	$258	$393	$374

Assets under management (in billions of dollars) (1)(2)	$511	$519	$460
Average risk capital (1)	$608	$725
Return on risk capital (1)	42%	54%
Return on invested capital (1)	10%	14%

(1)          Includes $34 billion, $33 billion and $31 billion in 2004, 2003 and 2002, respectively, for Private Bank clients.

(2)          Includes $3 billion, $39 billion and $35 billion in 2004, 2003 and 2002, respectively, of St. Paul Travelers (formerly Travelers Property and Casualty Corp. (TPC)) assets, which Asset Management manages on a third-party basis following the August 2002 distribution by Citigroup to its stockholders of a majority portion of its remaining ownership interest in TPC.

(3)          See Footnote (7) to the table on page 3.

Asset Management reported net income of $258 million in 2004, a decline of  $135 million or 34% compared to 2003.  The decrease is primarily a result of increased legal expenses and the establishment of a reserve related to the expected resolution of the previously disclosed SEC investigation of transfer agent matters, as well as the termination of the contract to manage assets for St. Paul Travelers, partially offset by the absence of a loss on the sale of an El Salvador retirement services business of $10 million, the impact of positive market action and the cumulative impact of positive net flows. Net income of $393 million in 2003 was up $19 million or 5% compared to 2002, primarily reflecting the cumulative impact of positive net flows, lower expenses and lower capital funding costs in Mexico, which was partially offset by a loss on the sale of an El Salvador retirement services business of $10 million, reduced fee revenues in CAM due to changes in product mix and revenue sharing agreements with internal Citigroup distributors, and the cumulative impact of outflows of U.S. Retail Money Market Funds.

The table below shows net income by region for Asset Management:

Asset Management Net Income – Regional View

In millions of dollars	2004	2003	2002
North America (excluding Mexico)	$104	$240	$272
Mexico	99	108	80
EMEA	(2)	8	2
Japan	9	5	(1)
Asia (excluding Japan)	8	5	—
Latin America	40	27	21
Net income	$258	$393	$374

Asset Management net income decreased $135 million in 2004 from the prior year primarily reflecting a $136 million decrease in North America (excluding Mexico) reflecting increased legal expense.  Latin America net income of $40 million in 2004 increased $13 million from 2003, resulting from the absence of a loss on the sale of an El Salvador retirement services business of $10 million.  Japan net income of $9 million in 2004 increased $4 million from 2003.  Asia net income in 2004 of $8 million increased $3 million from 2003.  EMEA net income of ($2) million in 2004 represented a decrease in income of $10 million from 2003, primarily related to the transfer of CAI Institutional performance fees to North America beginning in 2004 and higher expenses in Asset Management. Mexico net income of $99 million in 2004 decreased $9 million from 2003, primarily due to the impact of higher tax rates, partially offset by lower capital funding costs and higher business volumes.

The following table is a roll forward of assets under management by business as of December 31:

Assets Under Management

In billions of dollars	2004	2003
Retail and Private Bank
Balance, beginning of year	$231	$205
Net flows excluding U.S. retail money market funds	4	5
U.S. retail money market fund flows	(4)	(4)
Market action/other	8	25
Balance, end of year	239	231

Institutional
Balance, beginning of year	185	164
Long-term product flows	(2)	9
Liquidity flows	8	(2)
Net flows	6	7
Market action/other	11	14
Balance, end of year	202	185

Retirement Services	11	10
Other (1)	59	93
Total assets under management (2)	$511	$519

(1)          Includes CAI Institutional alternative investments, St. Paul, and TAMIC AUMs.

(2)          Assets under management are reported on a levered basis that reflects assets purchased with borrowed funds.  Assets owned by clients totaled $468 billion and $478 billion at December 31, 2004 and 2003, respectively.

Assets under management (AUMs) fell to $511 billion as of December 31, 2004, down $8 billion or 2% from $519 billion in 2003, primarily reflecting the termination of the contract to manage $36 billion of assets for St. Paul Travelers, and the net outflows of U.S. Retail Money Market Funds of $4 billion.  The decline in assets was partially offset by the positive market action/other of $19 billion (which includes the impact of FX and the addition of $3 billion in assets from the acquisition of KorAm) and net flows, excluding U.S. Retail Money Market funds, of $10 billion. Retail and Private Bank client assets were $239 billion as of December 31, 2004, up $8 billion or 3% from $231 billion in 2003.  Institutional client assets of $202 billion as of December 31, 2004 were up $17 billion or 9% compared to a year ago.  Retirement Services assets of $11 billion as of December 31, 2004, increased $1 billion or 10% from 2003. The decline in Other assets of $34 billion reflects the termination of the St. Paul Travelers contract.

Revenues, net of interest expense, increased $141 million or 9% to $1.790 billion in 2004.  This compared to $1.649 billion in 2003, which was down $48 million or 3% from 2002.  The increase in 2004 primarily reflects the impact of positive market action, including the impact of FX and the cumulative impact of positive net flows.  These increases were partially offset by the termination of the contract to manage assets for St. Paul Travelers, a change in the presentation of certain revenue sharing arrangements which decreased both revenue and expense by $16 million, and the impact of outflows of U.S. Retail Money Market funds. The decrease in 2003 was primarily due to the impact of reduced fee revenues in CAM, the loss on sale of the El Salvador retirement services business, and outflows of U.S. Retail Money Market funds.  Partially offsetting these declines were the cumulative impact of positive net flows, lower capital funding costs in Mexico, higher performance fees in CAI Institutional, and an increase related to certain assets consolidated under FIN 46-R. These consolidated assets incurred FX movements on the euro, creating $17 million in gains in 2003 (offset in minority interest).

Operating expenses of $1.367 billion in 2004 increased $284 million or 26% from 2003 primarily driven by higher expenses related to legal matters and the reserve established related to the expected resolution of the previously disclosed SEC investigation of transfer agent matters, as well as higher employee compensation expenses, partially offset by the impact of a change in the presentation of certain fee-sharing arrangements which decreased both revenue and expense by $16 million. Operating expenses of $1.083 billion in 2003 decreased $75 million or 6% from 2002.  The decrease in 2003 primarily reflected expense management, and the change in presentation of certain fee-sharing arrangements, partially offset by the impact of higher expenses related to legal matters of $24 million.

Minority interest, after-tax, of $10 million in 2004 decreased $2 million from 2003. The  $11 million increase from 2002 to 2003 is primarily due to the impact of consolidating certain assets under FIN 46-R.

ALTERNATIVE INVESTMENTS

In millions of dollars	2004	2003	2002
Revenues, net of interest expense	$1,663	$1,222	$247
Operating expenses	462	393	238
Provision for credit losses	—	—	31
Income (loss) before taxes and minority interest	1,201	829	(22)
Income taxes	383	288	5
Minority interest, after-tax	75	175	23
Net income (loss)	$743	$366	$(50)

Average risk capital (1)	$3,669	$3,945
Return on risk capital (1)	20%	9%
Return on invested capital (1)	18%	7%

(1)          See Footnote (7) to the table on page 3.

Alternative Investments reported revenues, net of interest expense, of $1.663 billion in 2004, which increased $441 million or 36% from 2003, reflecting higher Private Equity results of $418 million and higher Other Investment Activities revenues of $23 million. The higher Private Equity results were primarily due to net unrealized gains on investments in Citigroup Venture Capital (CVC) Equity Partners Fund, and investments in Europe, as compared to net unrealized losses in 2003, as well as higher net realized gains, partially offset by lower mark-to-market gains on public securities.  Revenues, net of interest expense, of $1.222 billion in 2003, increased $975 million from 2002 reflecting higher Private Equity results of $1.362 billion, primarily from higher mark-to-market gains on public securities, lower net unrealized losses, higher fee revenues and lower capital funding costs, partially offset by lower Other Investment Activities revenues of $387 million. The decline in Other Investment Activities was driven by the absence of the 2002 gain on the sale of 399 Park Avenue of $527 million, partially offset by higher fee revenues in CAI and dividends from Travelers Property Casualty Corp. (TPC) shares.

Operating expenses of $462 million in 2004 increased $69 million or 18% from 2003, primarily reflecting higher formulaic incentive compensation within Emerging Markets and CAI. Operating expenses of $393 million in 2003 increased $155 million or 65% from the prior year, primarily reflecting increased expenses in CAI of $96 million and in Private Equity of $65 million. The increase in CAI expenses resulted from the full-year impact of CAI’s contract with TPC, whereby CAI managed TPC’s investments following the August 20, 2002 distribution, as well as from client business growth and higher levels of performance-driven incentive compensation. The $65 million increase in Private Equity expenses resulted from higher performance-based compensation and business growth. The decrease in the provision for credit losses of $31 million in 2003 from 2002 primarily relates to the absence of Private Equity loan write-offs that occurred in 2002.

Minority interest, after-tax, of $75 million in 2004 decreased $100 million from 2003, primarily due to the absence of prior-year dividends and a mark-to-market valuation on the recapitalization of an investment held within the CVC Equity Partners Fund.  Minority interest, after-tax, of $175 million in 2003 increased $152 million from 2002, primarily due to the impact of dividends and a mark-to-market valuation on the recapitalization of an investment held within the CVC Equity Partners Fund in 2003.

See Note 5 to the Consolidated Financial Statements for additional information on investments in fixed maturity and equity securities.

The following sections contain information concerning revenues, net of interest expense, for the two main investment classifications of Alternative Investments.

Private Equity includes equity and mezzanine debt financing, on both a direct and an indirect basis, in companies primarily located in the United States and Western Europe, including investments made by CVC Equity Partners Fund, investments in companies located in developing economies, CVC/Opportunity Equity Partners, LP (Opportunity), and the investment portfolio related to the Banamex acquisition in August 2001.  Opportunity is a third-party managed fund investing in companies that were privatized by the government of Brazil in the mid-1990s. The remaining investments in the Banamex portfolio were liquidated during 2003.

Private equity investments held in investment company subsidiaries and Opportunity are carried at fair value with net unrealized gains and losses recorded in income. Direct investments in companies located in developing economies are principally carried at cost with impairments recognized in income for “other than temporary” declines in value.

As of December 31, 2004 and 2003, Private Equity included assets of $5.858 billion and $5.610 billion, respectively, with the portfolio primarily invested in industrial, consumer goods, communication, and technology companies. The increase in the portfolio of $248 million from 2003 relates primarily to the impact of net unrealized gains in 2004. On a regional basis as of December 31, 2004, Private Equity included assets of $2.664 billion in North America (including Mexico), $2.010 billion in EMEA, $892 million in Latin America, $287 million in Asia, and $5 million in Japan. As of December 31, 2003, Private Equity included assets of $2.535 billion in North America (including Mexico), $1.790 billion in EMEA, $961 million in Latin America, $317 million in Asia, and $7 million in Japan.

Revenues, net of interest expense for Private Equity, are composed of the following:

In millions of dollars	2004	2003	2002
Net realized gains (1)	$452	$388	$180
Public mark-to-market	(44)	258	(209)
Net unrealized gains (losses) (2)	517	(240)	(670)
Other (3)	399	500	243
Revenues, net of interest expense	$1,324	$906	$(456)

(1)          Includes the changes in net unrealized gains (losses) related to mark-to-market reversals for investments sold during the year.

(2)          Includes valuation adjustments and other than temporary impairments on private equity investments.

(3)          Includes other investment income (including dividends), management fees, and funding costs.

Revenues, net of interest expense, of $1.324 billion in 2004 increased $418 million from 2003, primarily reflecting higher net unrealized gains of $757 million and higher net realized gains of  $64 million, partially offset by lower public mark-to-market results of $302 million and lower other revenues of $101 million resulting from decreased dividends and fees.  The higher net unrealized gains were driven by lower net impairments in emerging market investments and higher net valuations in CVC Equity Partners Fund, Emerging Markets and Europe.  The increase in the CVC Equity Partners Fund was due to a valuation adjustment in an underlying German investment.  The Emerging Markets improvements were primarily from the Opportunity Fund investment, driven by the absence of prior year losses, and improvements in an Asian private equity fund.  The Europe results reflect improved performance in many of the underlying investments, an improving European private equity market, and the impact of foreign exchange.  The lower public mark-to-market results were primarily due to an investment in an Indian software company, reflecting a general decline in public market values in the Indian software sector. The lower Other revenues were primarily driven by lower dividends and fees in the CVC Equity Partners Fund.

Revenues, net of interest expense, of $906 million in 2003 increased $1.362 billion from 2002, primarily relating to higher net mark-to-market gains on public securities of $467 million, lower net unrealized losses of $430 million, higher other revenues of $257 million, and higher net realized gains on sales of investments of $208 million.  The higher net mark-to-market gains on public securities primarily resulted from the improved equity market conditions that existed in 2003.  The lower net unrealized losses were driven by valuation adjustments on Emerging Market investments, lower impairments on other Private Equity investments, and higher valuation revenues in 2003 from the recapitalization of certain Private Equity investments held within the CVC Equity Partners Fund.  The lower net unrealized losses in Emerging Markets included $264 million in lower impairments in Argentina and lower other Latin America impairments, partially offset by lower revenues on the Opportunity fund investment of $210 million.  Other revenues increased $257 million due to higher dividends and fees, largely the result of the recapitalization of certain Private Equity investments and from an investment that had an initial public offering, all of which are held within the CVC Equity Partners Fund, as well as the impact of lower capital funding costs.  The increase in net realized gains on sales of investments of $208 million was driven by higher sales of venture capital and emerging market investments, including the liquidation of the remaining Banamex holdings.

Other Investment Activities includes CAI, various proprietary investments, including Citigroup’s ownership interest in The St. Paul Travelers Companies’ (formerly TPC) outstanding equity securities, certain hedge fund investments and the LDC Debt/Refinancing portfolios. The LDC Debt/Refinancing portfolios include investments in certain countries that refinanced debt under the 1989 Brady Plan or plans of a similar nature and earnings are generally derived from interest and restructuring gains/losses.

Other Investment Activities investments are primarily carried at fair value, with impairment write-downs recognized in income for “other than temporary” declines in value.  On April 1, 2004, the merger of TPC and the St. Paul Companies was completed.  Existing shares of TPC common stock were converted to 0.4334 shares of common stock of the St. Paul Travelers Companies (St. Paul).  As of December 31, 2004, the Company held approximately 39.8 million shares or approximately 6.0% of St. Paul’s outstanding equity securities.  The St. Paul common stock position is classified as available-for-sale. As of December 31, 2004, Other Investment Activities included assets of $3.009 billion, including $1.482 billion in St. Paul shares, $1.135 billion in hedge funds, $163 million in the LDC Debt/Refinancing portfolios, and $229 million in other assets.  As of December 31, 2003, total assets of Other Investment Activities were $2.909 billion, including $1.693 billion in St. Paul shares, $692 million in hedge funds, the majority of which represented money managed for TPC,  $365 million in the LDC Debt/Refinancing portfolios, and $159 million in other assets.

The major components of Other Investment Activities revenues, net of interest expense, are as follows:

In millions of dollars	2004	2003	2002
LDC Debt/Refinancing portfolios	$1	$7	$11
Hedge fund investments	12	80	70
Other (1)	326	229	622
Revenues, net of interest expense	$339	$316	$703

(1)          Consists primarily of revenues earned by CAI as well as realized gains and other revenue earned relating to Citigroup’s ownership interest in St. Paul.  The pretax profit (revenues less operating expenses) of the CAI business are reflected in the respective Citigroup distributor’s (Asset Management, Smith Barney, and Private Bank) income statement as revenues.

Revenues, net of interest expense, of $339 million in 2004 increased $23 million from 2003, primarily relating to higher other revenues of $97 million, partially offset by lower hedge fund results of $68 million. The higher other revenues reflected higher revenues of $47 million from investment activity relating to Citigroup’s ownership interest in St. Paul, a $33 million increase in CAI revenues and higher revenues of $17 million from real estate investments.  Revenues, net of interest expense, of $316 million in 2003 decreased $387 million from the prior year due to the absence of a $527 million gain in 2002 from the sale of 399 Park Avenue, partially offset by a $96 million increase in CAI revenues due to improved investment performance and business growth and a $50 million increase in revenue from TPC shares, including dividends and net realized gains.

Alternative Investments results may fluctuate in the future as a result of market and asset-specific factors.

CORPORATE/OTHER

In millions of dollars	2004	2003	2002
Revenues, net of interest expense	$(314)	$865	$921
Operating expenses	(62)	797	972
Provisions for benefits, claims, and credit losses	—	(2)	(20)
Loss from continuing operations before taxes, minority interest, and cumulative effect of accounting change	(252)	70	(31)
Income tax benefits	(282)	(196)	(94)
Minority interest, after-tax	(10)	10	2
Income from continuing operations	40	256	61
Income from discontinued operations	901	579	2,409
Cumulative effect of accounting change	—	—	(47)
Net income	$941	$835	$2,423

Corporate/Other reported a net income from continuing operations of $40 million in 2004, a decline of  $216 million from 2003, which was primarily due to lower net treasury results, partially offset by the gain on the sale of EFS, which resulted in an after-tax gain of $180 million in the 2004 first quarter.  Net income from continuing operations of $256 million in 2003 increased $195 million from 2002, primarily due to increased tax benefits of $116 million.

Revenues, net of interest expense, of ($314) million in 2004, decreased $1.179 billion from 2003, primarily due to lower net treasury results, lower intersegment eliminations and the absence of the prior-year revenues earned in the EFS business, partially offset by the gain on the sale of EFS.  The treasury decrease resulted from increased funding costs, due to both higher interest rates as well as higher debt levels, and the absence of the prior-year gain on the sale of a convertible bond.  Revenues, net of interest expense, of $865 million in 2003 decreased $56 million from 2002, primarily due to lower intersegment eliminations, partially offset by higher net treasury results.  The treasury increase resulted from a gain on the sale of a convertible bond and favorable interest rate positioning, partially offset by lower realized gains on fixed income investments.

Operating expenses of ($62) million in 2004 decreased $859 million from 2003, primarily due to lower intersegment eliminations, the absence of prior-year operating expenses in EFS and lower employee-related costs.  Operating expenses of $797 million in 2003 decreased $175 million from 2002, primarily due to lower intersegment eliminations, partially offset by higher unallocated corporate costs and a $50 million pretax expense for the contribution of appreciated venture capital securities to the Citigroup Foundation.  The increase in unallocated corporate costs included higher insurance, employee-related, and legal costs.  The Citigroup Foundation contributions had minimal impact on Citigroup’s earnings after related tax benefits.

Income tax benefits of $282 million in 2004 included the impact of a $147 million tax reserve release due to the closing of a tax audit.  Income tax benefits of $196 million in 2003 included the impact of a tax reserve release of $200 million that had been held at the legacy Associates’ businesses and was deemed to be in excess of expected tax liabilities.  Income tax benefits of $94 million in 2002 included the tax benefit resulting from the loss incurred on the sale of the Associates property and casualty operations to TPC, which was spun-off in the 2002 third quarter.

Discontinued operations represents the operations described in the Company’s January 31, 2005 announced agreement for the sale of Citigroup’s Travelers Life & Annuity, substantially all of Citigroup’s international insurance business and Citigroup’s Argentine pension business, as well as the operations of TPC through August 20, 2002.  Income from discontinued operations in 2002 also included gains on the sale of stock by a subsidiary of $1.270 billion ($1.158 billion after-tax), primarily consisting of an after-tax gain of $1.061 billion as a result of the TPC IPO of 231 million shares of its class A common stock.  See Note 3 to the Consolidated Financial Statements.

The 2002 cumulative effect of accounting change of $47 million reflected the 2002 impact of adopting SFAS 142 relating to goodwill and indefinite-lived intangible assets.  See Note 1 to the Consolidated Financial Statements for further details of the cumulative effect of accounting change.